As filed with the Securities and Exchange Commission on January 13, 2003

Registration No. 333-111308

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IBERIABANK Corporation

(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation or organization)	6711 (Primary Standard Industrial Classification Code Number)	72-1280718 (I.R.S. Employer Identification Number)

200 West Congress Street

Lafayette, Louisiana 70501

(337) 521-4003

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Copy to: EDWARD B. CROSLAND, JR. Suite 500 Cozen O’Connor 1667 K Street, N.W. Washington, D.C. 20006	DARYL G. BYRD 200 West Congress Street Lafayette, Louisiana 70501 (337) 521-4003 (Name, address, including zip code, and telephone number, including area code, of agent for service)	Copy to: ROBERT C. SCHWARTZ Smith, Gambrell & Russell, LLP Promenade II, Suite 3100 1230 Peachtree Street, N.E. Atlanta, Georgia 30309

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the merger described in the proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

ALLIANCE BANK OF BATON ROUGE

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD FEBRUARY 18, 2004

IBERIABANK CORPORATION

PROSPECTUS

COMMON STOCK

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Alliance Bank of Baton Rouge to be held at the Louisiana State Archives Building, 3851 Essen Lane, Baton Rouge, Louisiana, on February 18, 2004 at 10:00 a.m.

At the special meeting, you will be asked to vote upon a proposal to approve the Agreement and Plan of Merger dated as of November 17, 2003 by and among Alliance Bank, IBERIABANK and IBERIABANK Corporation, the holding company for IBERIABANK. The merger agreement provides that Alliance Bank will be merged into IBERIABANK, with IBERIABANK as the surviving bank. In addition, you may be asked to vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement. A proxy card is enclosed for your use in voting, or you may attend the special meeting and vote in person.

If the merger is approved, each outstanding share of Alliance Bank common stock will be converted into 0.3 shares of IBERIABANK Corporation common stock, which trades on the Nasdaq Stock Market under the symbol IBKC. On January 9, 2004, the closing sales price of IBERIABANK Corporation’s common stock on the Nasdaq Stock Market was $57.00. Of course, there is no assurance as to the market value of IBERIABANK Corporation’s common stock on the date the proposed merger of the banks is completed.

The proxy statement/prospectus gives you detailed information about the merger and includes a copy of the merger agreement. You should read it carefully. It is a proxy statement that Alliance Bank is using to solicit proxies for use at its special meeting of shareholders. It is also a prospectus relating to IBERIABANK Corporation’s issuance of shares of its common stock in connection with the merger.

It is very important that your shares be represented at the special meeting, regardless of whether you plan to attend in person. To assure that your shares are represented, please sign, date and return the enclosed proxy to Alliance Bank in the enclosed postage-prepaid envelope. If you attend the special meeting, you may revoke your proxy and vote your shares in person.

The board of directors is enthusiastic about the merger and the strength and capabilities expected from the combined banks, and unanimously recommends that you vote FOR approval of the merger.

Very truly yours,

C. Brent McCoy

Chairman of the Board, President

and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR OR OTHER GOVERNMENTAL AGENCY HAS APPROVED OR DISAPPROVED THE IBERIABANK CORPORATION COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED THROUGH THIS DOCUMENT ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

This proxy statement/prospectus is dated January 14, 2004 and is first being mailed to shareholders of Alliance Bank on or about January 15, 2004.

ALLIANCE BANK OF BATON ROUGE

3700 ESSEN LANE

BATON ROUGE, LOUISIANA 70809

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Baton Rouge, Louisiana

January 14, 2004

A special meeting of shareholders of Alliance Bank of Baton Rouge will be held on February 18, 2004 at 10:00 a.m., local time, at the Louisiana State Archives Building, 3851 Essen Lane, Baton Rouge, Louisiana, to vote upon the following matters:

1. A proposal to approve an Agreement and Plan of Merger pursuant to which, among other things, Alliance Bank will merge with and into IBERIABANK, and on the effective date of the merger each outstanding share of common stock of Alliance Bank will be converted into the right to receive 0.3 shares of IBERIABANK Corporation common stock;

2. A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

3. Such other matters as may properly come before the special meeting or any adjournments thereof.

Only shareholders of record at the close of business on January 5, 2004, are entitled to notice of and to vote at the special meeting.

Dissenting shareholders who comply with the procedural requirements of the Louisiana Banking Law will be entitled to receive payment of the fair cash value of their shares if the merger is effected upon approval by less than 80% of the total voting power of Alliance Bank.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please mark, date and sign the enclosed proxy and return it promptly in the enclosed stamped envelope. Your proxy may be revoked by appropriate notice to Alliance Bank’s Secretary at any time prior to the voting thereof.

By Order of the Board of Directors

/S/    C. BRENT MCCOY

C. Brent McCoy, Chairman of the Board,

President and Chief Executive Officer

i

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES

FOR THE SPECIAL MEETING

Q:	What Do I Need to Do Now?

A:	First, carefully read this document in its entirety.

Second, vote your shares of Alliance Bank common stock for or against the proposed merger agreement by either:

1.	Marking, signing, dating and returning your enclosed proxy card to Alliance Bank in the enclosed prepaid envelope; or

2.	Attending the special meeting and submitting a properly executed proxy or ballot.

Please do not send in your stock certificates with the proxy card.

Q:	Why Is My Vote Important?

A:	A majority of the outstanding shares of Alliance Bank common stock must be represented in person or by proxy at the special meeting for there to be a quorum. If you do not vote using one of the methods described above, it will be more difficult for Alliance Bank to obtain the necessary quorum to hold its special meeting. Failure to secure a quorum on the date set for the meeting would require an adjournment that would cause Alliance Bank to incur considerable additional expense.

Also, the merger agreement must be approved by the affirmative vote of the holders of two-thirds of the shares of Alliance Bank common stock represented at the meeting in person or by proxy.

Q.	If My Shares Are Held in “Street Name” by My Broker, Will My Broker Automatically Vote My Shares for Me?

A.	No. If your shares are held in a brokerage account and you do not provide your broker with instructions on how to vote those shares, your broker will not be permitted to vote them. Therefore, you should be sure to provide your broker with instructions on how to vote these shares. If you do not give voting instructions to your broker, you will, in effect, be voting against the merger.

Q.	Can I Change My Vote?

A.	Yes. If you did not vote through a broker, there are several ways you can change your vote after you have submitted a proxy.

•	You may send a written notice to Alliance Bank’s Secretary stating that you would like to revoke your proxy; or

•	You may complete and submit a new proxy card to Alliance Bank. Any earlier-dated proxy will be revoked automatically; or

•	You may attend the special meeting and vote in person. Any earlier-dated proxy will be revoked. However, please note that simply attending the meeting without voting will not revoke your earlier proxy; you must also vote at that meeting.

If	you did vote through a broker, you must follow directions you receive from your broker to change your vote.

Q.	Should I Send My Stock Certificates Now?

A.	No. Assuming the proposed merger is approved, IBERIABANK Corporation will send to you a letter of transmittal containing written instructions for exchanging Alliance Bank stock certificates as we get closer to the anticipated closing date of the merger. Please do not send in any Alliance Bank stock certificates until you have received these written instructions. However, if you are not sure where your stock certificates are located, now would be a good time to locate them so you do not encounter any delays in processing your exchange. Likewise, if your stock certificates are lost, please contact Tami Misuraca, Alliance Bank’s Chief Financial Officer, at (225) 926-1114 to find out how to get a replacement certificate.

Q.	When Do You Expect the Merger To Be Completed?

A.	We currently expect to complete the merger during the first quarter of 2004, assuming all the conditions to completion of the merger, including obtaining the approval of Alliance Bank shareholders at the special meeting and receiving regulatory approvals, have been fulfilled on a timely basis. Fulfilling some of these conditions, such as receiving certain governmental clearances or approvals, is not entirely within our control. If all the conditions to completion of the merger have not been fulfilled at that time, we expect to complete the merger as quickly as practicable once the conditions are fulfilled.

Q.	Who Do I Call if I Have Questions About the Special Meeting or the Merger?

A.	You should direct any questions regarding the special meeting of Alliance Bank shareholders or the merger to Brent McCoy, Chairman of the Board, President and Chief Executive Officer of Alliance Bank, at (225) 926-1114.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 9. Page references are included in this summary to direct you to a more complete description of the topics.

The Companies

IBERIABANK Corporation, a Louisiana corporation, is a bank holding company that owns all of the outstanding stock of IBERIABANK. Both companies’ principal executive offices are at 200 West Congress Street, Lafayette, Louisiana 70501, and their telephone number is (337) 521-4003. For where you can find more information about IBERIABANK Corporation and IBERIABANK, please see “Where You Can Find More Information” beginning on page 9.

Alliance Bank of Baton Rouge is a Louisiana banking association. Alliance Bank’s principal executive offices are at 3700 Essen Lane, Baton Rouge, Louisiana 70809, and its telephone number is (225) 926-1114.

The Special Meeting

Date; Voting. A special meeting of shareholders of Alliance Bank will be held on February 18, 2004 as described in the accompanying Notice of Special Meeting of Shareholders. Only record holders of the common stock of Alliance Bank on January 5, 2004 are entitled to notice of and to vote at the special meeting. On that date there were 901,318 shares of Alliance Bank common stock outstanding, each of which is entitled to one vote on each matter properly to come before the meeting.

Purpose (page 11). The purpose of the special meeting is to vote upon a proposal to approve an Agreement and Plan of Merger that will merge Alliance Bank with and into IBERIABANK. Shareholders of Alliance Bank will receive 0.3 shares of IBERIABANK Corporation common stock for each Alliance Bank share, as described below under “Conversion of Alliance Bank Common Stock.”

Vote Required. The merger agreement must be approved by a two-thirds vote of the Alliance Bank common stock present at the special meeting. Directors and executive officers of Alliance Bank who own an aggregate of 204,550 shares, or approximately 23% of the outstanding Alliance Bank common stock, have agreed, subject to certain conditions, to vote in favor of the merger agreement.

Federal Income Tax Consequences (page 25)

Alliance Bank and IBERIABANK Corporation have received a written opinion from Castaing, Hussey & Lolan, LLC to the effect that, among other things, Alliance Bank shareholders generally will not recognize any gain or loss for federal income tax purposes in the merger, except for taxes payable because of cash received by Alliance Bank shareholders instead of fractional shares of IBERIABANK Corporation common stock or pursuant to the exercise of dissenters’ rights.

Opinion of Alliance Bank’s Financial Advisor (page 13)

On November 14, 2003, T. Stephen Johnson & Associates, Inc., financial advisor to Alliance Bank, rendered an oral opinion to the board of directors of Alliance Bank that the consideration to be received by the holders of Alliance Bank common stock under the merger agreement is fair to Alliance Bank shareholders from a financial point of view. Johnson subsequently delivered its written opinion to the board of directors of Alliance Bank that, as of December 3, 2003, based on and subject to the various assumptions made, the factors considered, the review undertaken and the limitations stated in the opinion, the merger consideration, consisting of 0.3 shares of IBERIABANK Corporation common stock for each share of Alliance Bank common stock, is fair to the holders of Alliance Bank common stock from a financial point of view.

Johnson’s opinion and presentation to the Alliance Bank board of directors were among the many factors taken into consideration by the Alliance Bank board of directors in making its determination to approve and to recommend that Alliance Bank shareholders approve the merger. Johnson’s written opinion is attached as Appendix A to this proxy statement/prospectus. The opinion sets forth assumptions, limitations and matters considered in the review undertaken in connection with the opinion. The opinion does not constitute a recommendation by Johnson to you as to whether or not you should vote in favor of the merger or as to any other matter relating to the merger. You should read the opinion, which is attached as Appendix A, carefully and in its entirety.

Recommendation of Alliance Bank’s Board of Directors

The financial and other terms of the merger agreement were arrived at through arm’s length negotiations between representatives of the companies. The board of directors of Alliance Bank believes that the merger agreement is in the best interests of shareholders and has, by unanimous vote, approved it and recommended its approval to shareholders.

The Merger Agreement (page 12)

Conversion of Alliance Bank Common Stock (page 18). On the effective date of the merger, each outstanding share of Alliance Bank common stock will be converted into the right to receive 0.3 shares of IBERIABANK Corporation common stock.

Instead of issuing any fractional shares of IBERIABANK Corporation common stock, each shareholder of Alliance Bank who would otherwise be entitled to a fractional share will receive a cash payment, without interest, equal to the fraction multiplied by the market value of a share of IBERIABANK Corporation common stock, as defined in the merger agreement.

Conditions to the Merger (page 19). In addition to approval by the shareholders of Alliance Bank, consummation of the merger agreement is conditioned upon, among other things:

•	receipt of required regulatory approvals, and the expiration of all applicable waiting periods, and

•	certain other conditions customary for agreements of this sort, such as the accuracy of representations and warranties and the compliance with all agreements.

The companies intend to consummate the merger as soon as practicable after all of the conditions have been met or waived. IBERIABANK has filed applications seeking the required regulatory approvals and expects to receive them by March 1, 2004. The approvals may not be obtained, by then or ever, and the other conditions to consummation of the merger agreement also may not be satisfied by such date or at all.

Waiver, Amendment and Termination (page 22). Each of the companies may waive any of the conditions to its obligation to consummate the merger agreement other than shareholder and regulatory approvals. The merger agreement may also be amended at any time before or after shareholder approval by mutual agreement, but no amendment made after shareholder approval may alter the amount or type of shares into which Alliance Bank common stock will be converted or alter the merger agreement in a manner that would adversely affect any shareholder of Alliance Bank.

The merger agreement may be terminated at any time before the merger is completed by mutual consent, or by either party:

•	if the other party breaches any representation, warranty or covenant in the merger agreement which cannot be cured within 30 days after written notice of such breach;

•	by August 17, 2004 if the merger has not occurred, although that date may be extended to February 17, 2005, under certain circumstances;

•	if any person or group acquires more than 25% of the outstanding shares of common stock of the other party;

•	upon the occurrence of an event that causes or is likely to cause either party to experience a material adverse effect, as defined in the merger agreement; or

•	on the basis of certain other grounds specified in the merger agreement.

If Alliance Bank’s board of directors determines that another proposal is more favorable to Alliance Bank’s shareholders from a financial point of view than the proposed merger, it may terminate the merger agreement subject to IBERIABANK Corporation’s right of first refusal to submit a revised proposal.

Effect of Termination (page 23)

If the merger agreement is terminated, the parties will be relieved of all obligations and liabilities, except that:

•	a breaching party will not be relieved of liability for the breach;

•	each party will remain liable for any subsequent breach of provisions that survive termination; and

•	under certain circumstances generally due to the breach or failure of one party, the other party shall be paid $700,000 if the party at fault accepts or makes an acquisition proposal within two years after termination.

Financial Interests of Alliance Bank’s Directors and Executive Officers in the Merger (page 23)

Insurance and Indemnification (page 23). IBERIABANK Corporation has agreed to allow Alliance Bank to purchase a continuation of its current officers’ and directors’ liability insurance for premiums not to exceed $20,000, and for a period no longer than two years after the merger. IBERIABANK Corporation will purchase a policy for a third year after the merger for a total premium not to exceed $15,000, or will cause Alliance Bank’s directors and executive officers to be named as additional insured under its liability insurance policy for the one-year period.

IBERIABANK Corporation has also agreed to indemnify Alliance Bank’s officers, directors and controlling persons against expenses and liabilities arising out of alleged misstatements or omissions in this document or the registration statement of which it is a part.

Employment Agreement (page 24). On the effective date, C. Brent McCoy, Chairman of the Board, President and Chief Executive Officer of Alliance Bank, will become an employee of IBERIABANK.

Stock Options and Warrants (page 24). Prior to the merger, Alliance Bank will agree to accelerate the exercisability of all previously granted options which will not otherwise be exercisable prior to the effective date of the merger, if the option holder agrees to exercise all of his or her options or warrants prior to the effective date of the merger.

In addition, immediately prior to the effective date, Alliance Bank will award stock purchase warrants to purchase 6,500 shares of Alliance Bank common stock at its market value (to vest over a three-year period) to each current director (Messrs. Hermann Moyse III and D. Randoph Waesche) who previously had not been awarded a stock purchase warrant. The exercise price of the warrants will be the product of the exchange ratio of 0.3 multiplied by the ten-day average closing price of IBERIABANK Corporation’s common stock immediately prior to the effective date of the merger.

Any unexercised options and warrants to purchase Alliance Bank’s common stock that are outstanding on the effective date of the merger will be assumed by IBERIABANK Corporation and will expire 60 days following the effective date of the merger.

Accounting Treatment (page 24)

IBERIABANK Corporation will account for the merger as a purchase transaction. The purchase method of accounting involves adding Alliance Bank’s assets and liabilities, estimated at their fair value at the effective date of the merger, to the recorded assets of IBERIABANK Corporation. Therefore, the financial statements of IBERIABANK Corporation issued after the merger will reflect these values from Alliance Bank and will not be restated retroactively to reflect the historical financial position or results of operations of Alliance Bank.

Dissenters’ Rights (page 26)

If the merger is approved by holders of less than 80% of the shares of Alliance Bank’s common stock, shareholders of Alliance Bank will have the right to dissent from the merger agreement if they comply with the specific procedures required by the Louisiana Banking Law. Dissenting shareholders who comply with the procedural requirements will be entitled to receive payment of the fair cash value of their shares.

SELECTED HISTORICAL FINANCIAL DATA OF ALLIANCE BANK OF BATON ROUGE

Selected financial data with respect to the five months ended December 31, 1999, each of the years in the three-year period ended December 31, 2002 and the nine months ended September 30, 2003 and 2002 is set forth below.

	At or For Nine Months Ended September 30,		At or For Year Ended December 31,			At or For Five Months Ended December 31, 1999*
(in thousands, except per share data and ratios)	2003	2002	2002	2001	2000
	(unaudited)
Income Statement Data:
Total interest and dividend income	$2,353	$2,513	$3,346	$3,418	$2,578	$418
Total interest expense	493	685	902	1,536	1,290	145
Net interest income	1,860	1,828	2,444	1,882	1,288	273
Provision for loan losses	58	83	143	98	138	146
Net interest income after loan loss provision	1,802	1,745	2,301	1,784	1,150	127
Total noninterest income excluding trading account gains	384	199	322	188	131	7
Security gains	—	—		2
Total noninterest expense	1,652	1,532	2,053	1,781	1,625	955
Income tax expense	174	132	180	64	(108)	(264)
Net income (loss)	360	280	390	129	(236)	(557)

Per Share Data:
Earnings (loss) per share – basic	$0.40	$0.31	$0.43	$0.14	$(0.26)	$(0.62)
Earnings (loss) per share – diluted	0.40	0.31	0.43	0.14	(0.26)	(0.62)
Dividends declared per share	—	—	—	—	—	—
Book value per share	10.11	9.70	9.70	9.25	9.14	9.36

Other Information:
Average number of shares outstanding:
basic	901	901	901	901	901	901
diluted	901	901	901	901	901	901

Statement of Condition Data
(period end):
Total assets	$76,032	$66,682	$67,541	$64,223	$48,288	$27,604
Investment securities	19,495	11,243	10,718	16,277	17,800	12,362
Loans receivable, net	49,865	51,244	53,354	43,953	25,219	12,676
Deposits	64,115	54,480	54,493	55,624	39,756	19,102
Borrowings	—	3,100	4,000	—	—	—
Stockholders' equity	9,115	8,747	8,742	8,340	8,240	8,437

Performance Ratios:
Return on average assets (1)	0.69%	0.61%	0.61%	0.24%	(0.65)%	(7.95)%
Return on average stockholders' equity (1)	5.37	4.38	4.55	1.56	(2.85)	(15.99)
Net interest margin (TE)	3.58	3.89	3.84	3.48	3.53	3.89
Efficiency ratio (2)	73.62	75.58	74.22	86.04	114.52	341.07
Dividend payout ratio	—	—	—	—	—	—

Asset Quality Ratios:
Net charge-offs to average loans (1)	0.11%	0.01%	—%	—%	—%	—%
Nonperforming assets to total assets (3)	0.01	—	—	—	—	—
Allowance for loan losses to total loans	1.10	0.92	1.00	0.86	1.11	1.14
Allowance for loan losses to non-performing loans and troubled debt restructuring	5045.45	—	—	—	—	—

Liquidity and Capital Ratios:
Average stockholders' equity to average assets	12.89%	13.64%	13.51%	15.33%	22.61%	49.71%
Average loans to average deposits	84.30	90.67	91.97	69.03	64.07	74.99
Tier 1 risk-based capital (4)	14.24	15.71	14.80	16.81	25.27	48.78
Total risk-based capital (4)	15.13	16.59	15.72	17.60	26.18	49.65
Tier 1 leverage (4)	12.15	13.50	12.90	13.64	18.25	39.91

*	Alliance Bank opened on August 5, 1999.
(1)	Interim period ratios are annualized.
(2)	Noninterest expense divided by the sum of net interest income and noninterest income.
(3)	Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due and foreclosed properties.
(4)	The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%.

SELECTED HISTORICAL FINANCIAL DATA OF IBERIABANK CORPORATION

Selected financial data with respect to each of the years in the five-year period ended December 31, 2002 and the nine months ended September 30, 2003 and 2002 is set forth below and should be read in conjunction with IBERIABANK Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 and IBERIABANK Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

	At or For Nine Months Ended September 30,		At or For Year Ended December 31,
(in thousands, except per share data and ratios)	2003	2002	2002	2001	2000	1999	1998
Income Statement Data:	(unaudited)
Total interest and dividend income	$71,401	$65,910	$87,552	$100,368	$103,966	$95,029	$79,224
Total interest expense	21,724	21,511	27,958	46,018	52,730	45,380	38,458
Net interest income	49,677	44,399	59,594	54,350	51,236	49,649	40,766
Provision for loan losses	4,748	4,498	6,197	5,046	3,861	2,836	903
Net interest income after provision for loan losses	44,929	39,901	53,397	49,304	47,375	46,813	39,863
Total noninterest income excluding security gains	17,115	13,303	17,908	15,025	14,577	13,735	10,211
Security gains (losses)	267	(41)	(42)	119	(1,759)	—	3
Total noninterest expense	37,512	32,815	44,032	41,711	39,704	44,881	33,758
Income tax expense	7,525	6,612	8,778	8,229	7,514	6,138	6,182
Net income	17,274	13,736	18,453	14,508	12,975	9,529	10,137

Per Share Data:
Earnings per share – basic	$2.75	$2.41	$3.26	$2.48	$2.14	$1.55	$1.61
Earnings per share – diluted	2.54	2.23	3.02	2.36	2.12	1.53	1.56
Cash dividends per share	0.66	0.56	0.76	0.70	0.66	0.63	0.57
Book value per share	28.35	24.71	24.88	23.03	20.99	18.62	18.91

Other Information:
Average number of shares outstanding:
basic	6,278	5,708	5,663	5,844	6,056	6,144	6,281
diluted	6,803	6,161	6,119	6,143	6,114	6,241	6,503

Statement of Condition Data
(period end):
Total assets	$2,082,897	$1,460,047	$1,570,588	$1,426,825	$1,396,162	$1,363,578	$1,401,630
Investment securities	468,904	317,088	368,122	321,907	344,545	384,881	377,556
Loans receivable, net	1,397,946	1,003,103	1,044,492	956,015	940,525	842,878	768,235
Deposits	1,588,480	1,212,509	1,242,232	1,237,394	1,143,187	1,100,014	1,220,594
Borrowings	284,889	85,215	172,261	43,776	114,843	135,053	45,639
Stockholders' equity	188,764	143,031	139,598	134,417	127,042	117,189	123,967

Performance Ratios:
Return on average assets (1)	1.21%	1.27%	1.26%	1.02%	0.94%	0.70%	0.93%
Return on average stockholders equity (1)	13.09	13.07	13.12	10.83	10.75	7.84	8.47
Net interest margin (TE)	3.91	4.56	4.49	4.11	3.95	3.96	4.03
Efficiency ratio (2)	55.94	56.91	56.85	60.02	61.99	70.81	66.22
Dividend payout ratio	25.25	23.73	23.68	28.71	31.42	41.88	36.56

Asset Quality Ratios:
Net charge-offs to average loans (1)	0.29%	0.43%	0.43%	0.44%	0.26%	0.15%	0.06%
Nonperforming assets to total assets (3)	0.33	0.54	0.42	0.91	0.57	0.24	0.44
Allowance for loan losses to total loans	1.25	1.25	1.25	1.16	1.09	1.04	0.93
Allowance for loan losses to non-performing loans and troubled debt restructuring	353.31	354.52	301.64	159.86	135.78	279.25	124.37

Liquidity and Capital Ratios:
Average stockholders’ equity to average assets	9.21%	9.73%	9.60%	9.44%	8.72%	8.95%	11.02%
Average loans to average deposits	86.78	78.75	79.73	78.24	80.67	69.19	79.67
Tier 1 risk-based capital (4)	10.74	10.33	10.66	9.96	10.05	9.42	9.89
Total risk-based capital (4)	11.99	11.55	11.89	11.09	11.19	10.43	10.80
Tier 1 leverage (4)	7.35	7.53	7.62	6.95	6.67	6.26	5.81

(1)	Interim period ratios are annualized.
(2)	Noninterest expense divided by the sum of net interest income and noninterest income.
(3)	Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due and foreclosed properties.
(4)	The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%.

RECENT MARKET PRICES

On November 14, 2003, the last business day before the public announcement that IBERIABANK Corporation, IBERIABANK and Alliance Bank had entered into the merger agreement, the closing sales price for a share of IBERIABANK Corporation common stock, as quoted on the Nasdaq Stock Market, was $53.94. On January 9, 2004, the closing sales price for a share of IBERIABANK Corporation common stock, as quoted on the Nasdaq Stock Market, was $57.00. No assurance can be given as to the sales price of a share of IBERIABANK Corporation common stock on the effective date of the merger.

There is no established public trading market in which shares of Alliance Bank common stock are regularly traded, nor are there any uniformly quoted prices for Alliance Bank shares. The last sale of Alliance Bank common stock prior to the execution of the merger agreement known to Alliance Bank’s management occurred in September, 2003 at $10.00 per share.

WHERE YOU CAN FIND MORE INFORMATION

IBERIABANK Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of those filings at the SEC’s public reference room in Washington D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms. The filings are also available to the public from document retrieval services and at the SEC’s Internet website (http://www.sec.gov).

IBERIABANK Corporation has filed with the SEC a registration statement on Form S-4, and this document is part of that registration statement. As permitted by the SEC’s rules, this document does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

The SEC allows IBERIABANK Corporation to “incorporate by reference” information into this document, which means important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information contained directly in this document or in later filed documents incorporated by reference in this document.

This proxy statement/prospectus incorporates by reference the documents set forth below that IBERIABANK Corporation has previously filed with the SEC and that contain important information about IBERIABANK Corporation and its business:

•	IBERIABANK Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2002;

•	IBERIABANK Corporation’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	IBERIABANK Corporation’s current reports on Form 8-K filed January 21, 2003, March 13, 2003, May 16, 2003, September 17, 2003 and October 10 and 23, 2003; and

•	The description of IBERIABANK Corporation’s common stock contained in IBERIABANK Corporation’s registration statement on Form 8-A filed March 28, 1995.

IBERIABANK Corporation also incorporates by reference additional documents that may be filed with the SEC between the date of this proxy statement/prospectus and the completion of the merger or the termination of the merger agreement (other than information in such future filings deemed, under SEC rules, not to have been filed). These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed and incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

You may request a copy of all documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning IBERIABANK Corporation at the following address:

IBERIABANK Corporation

200 West Congress Street

Lafayette, Louisiana 70501

Attention: Daryl G. Byrd, President & CEO

(337) 521-4003

To obtain timely delivery, you should request desired information no later than five business days before the date of the special meeting, or by February 11, 2004.

You should rely only on the information contained or incorporated by reference in this document. Neither IBERIABANK Corporation nor Alliance Bank has authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, neither IBERIABANK Corporation nor Alliance Bank is making an offer to sell or soliciting an offer to buy any securities other than the IBERIABANK Corporation common stock to be issued by IBERIABANK Corporation in the merger, and neither IBERIABANK Corporation nor Alliance Bank is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

INTRODUCTORY STATEMENT

General

This proxy statement/prospectus is furnished to the shareholders of Alliance Bank of Baton Rouge in connection with the solicitation of proxies on behalf of Alliance Bank’s board of directors for use at a special meeting of shareholders of Alliance Bank to be held on the date and at the time and place specified in the accompanying notice.

Alliance Bank and IBERIABANK Corporation have each supplied all information with respect to it and its consolidated subsidiaries.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger between Alliance Bank, IBERIABANK and IBERIABANK Corporation, pursuant to which, among other things, Alliance Bank will merge with and into IBERIABANK, a wholly owned banking subsidiary of IBERIABANK Corporation, and each outstanding share of common stock of Alliance Bank will be converted into the right to receive 0.3 shares of common stock of IBERIABANK Corporation.

At the special meeting, shareholders will also be asked, if necessary, to consider and vote upon a proposal to adjourn the meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and to consider any other matters that may be properly submitted for a vote at the meeting.

Shares Entitled to Vote; Quorum; Vote Required

Only holders of record of Alliance Bank common stock at the close of business on January 5, 2004 are entitled to notice of and to vote at the special meeting. On that date, there were 901,318 shares of Alliance Bank common stock outstanding, each of which is entitled to one vote on each matter properly brought before the special meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of Alliance Bank is necessary to constitute a quorum.

The merger agreement must be approved by the affirmative vote of the holders of at least two-thirds of the Alliance Bank common stock present, in person or by proxy, at the special meeting. An abstention will have the effect of a vote against the merger agreement and, if the merger agreement is approved by less than 80% of the voting power of Alliance Bank, will cause an Alliance Bank shareholder otherwise entitled to dissenters’ rights to forfeit any claim to such rights. A broker “non-vote” will be counted for purposes of determining a quorum but will not be counted in determining the voting power present with respect to the vote on the merger agreement and thus will have no effect on the vote.

The affirmative vote of a majority of the votes cast on the matter at the special meeting is required to approve the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and any other matter properly submitted to shareholders for their consideration at the special meeting. Because of the vote required for the proposal to adjourn the special meeting, abstentions and broker “non-votes” will have no effect on this proposal.

Directors and executive officers of Alliance Bank beneficially owning an aggregate of 204,550 shares, or approximately 23% of the outstanding Alliance Bank common stock, have agreed to vote in favor of the merger agreement.

Solicitation, Voting and Revocation of Proxies

In addition to soliciting proxies by mail, directors, officers and other employees of Alliance Bank, IBERIABANK Corporation and IBERIABANK, without receiving additional compensation, may solicit proxies by telephone, fax, e-mail and in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Alliance Bank common stock, and Alliance Bank will reimburse such parties for reasonable out-of-pocket expenses incurred. The cost of soliciting proxies is being paid by Alliance Bank.

The form of proxy that accompanies this proxy statement/prospectus permits each holder of record of Alliance Bank common stock on the record date to vote on all matters that properly come before the special meeting. Where a shareholder specifies his choice on the accompanying form of proxy with respect to the proposal to approve the merger agreement, the shares represented by the proxy will be voted in accordance with that specification. If no specification is made, the shares will be voted in favor of the merger agreement and to adjourn the special meeting, if necessary. If you do not sign and return a proxy and specify on the proxy an instruction to vote against the merger agreement, you will not be able to exercise dissenters’ rights unless you attend the special meeting in person and vote against the merger agreement and give written notice of your dissent from the merger agreement at or prior to the special meeting. See “Dissenters’ Rights.”

A proxy may be revoked at any time before it is voted by:

•	giving written notice of revocation at any time before its exercise to the Secretary of Alliance Bank, and

•	executing and delivering to the Secretary at any time before its exercise a later dated proxy or

•	attending the special meeting and voting in person.

THE MERGER AGREEMENT

The following brief description does not describe all of the terms of the merger agreement that may be important to you. A copy of the merger agreement is attached as Appendix B to this document and is incorporated in this document by reference. We encourage you to read the merger agreement completely and carefully. It is the legal document that governs the merger.

Background of and Reasons for the Merger

The Alliance Bank board periodically has reviewed the bank’s performance, compared its performance with that of certain relatively comparable banks, reviewed the limited market activity in Alliance Bank’s common stock, considered various business opportunities and strategies available to Alliance Bank and discussed the general economic, regulatory, competitive and business pressures affecting Alliance Bank. In addition, the Alliance Bank board, on an informal basis and during strategic planning sessions, would periodically review merger and acquisition activity in the banking industry.

In June 2002, Daryl Byrd, president and chief executive officer of IBERIABANK Corporation, and John Davis, senior executive vice president, approached Brent McCoy, chairman of the board, president and chief executive officer of Alliance Bank, and Thomas Turner, an Alliance Bank director, and inquired as to Alliance Bank’s interest in a possible merger transaction with IBERIABANK. The parties entered into a confidentiality agreement on June 20, 2002 and thereafter exchanged certain preliminary information. Approximately three months later, these discussions were terminated when the parties could not agree, on a preliminary basis, as to merger consideration and other terms. In April 2003, conversations between the parties resumed as it appeared that IBERIABANK Corporation was in a position to increase the amount of merger consideration from the amount previously indicated, and IBERIABANK Corporation had successfully completed its acquisition of Acadiana Bancshares, Inc. IBERIABANK Corporation presented Alliance Bank with the terms of the proposed merger agreement. The board of directors of Alliance Bank authorized management to proceed with discussions with IBERIABANK Corporation based upon the proposed terms and authorized a due diligence review. Concurrently with that review, Alliance Bank, with the assistance of its financial advisor and legal counsel, negotiated the terms of the merger agreement.

The Alliance Bank board met on November 14, 2003 and reviewed the terms and conditions of the proposed merger. The Alliance Bank board carefully reviewed and considered, with the assistance of its financial advisor and legal counsel, the financial and legal aspects of the proposed merger agreement. The Alliance Bank board also carefully considered the terms of the other related agreements. After its review, the Alliance Bank board authorized execution of the merger agreement and the other related agreements and documents. Each director of Alliance Bank also entered into a support agreement with IBERIABANK Corporation and IBERIABANK obligating them to vote their shares in favor of the merger agreement and against any other transaction.

The Alliance Bank board has determined that the terms of the merger, the merger agreement, and the proposed issuance of IBERIABANK Corporation common stock in connection with the merger are advisable and fair to and in the best interest of, Alliance Bank and its shareholders. In reaching its determination, the Alliance Bank board considered a number of factors. The Alliance Bank board did not assign any specific or relative weights to the factors considered, and individual directors may have given different weights to different factors. The material factors considered were as follows:

•	Information concerning the business, earnings, operations, financial condition, prospects, capital levels and asset quality of IBERIABANK Corporation, individually and as combined with Alliance Bank.

•	The written opinion rendered to the Alliance Bank board by Alliance Bank’s financial advisor that, as of the date of the opinion, and subject to the various assumptions made and limitations stated in the opinion, the merger consideration consisting of 0.3 shares of IBERIABANK Corporation common stock in exchange for each share of Alliance Bank common stock was fair, from a financial point of view, to holders of Alliance Bank common stock. The opinion of Alliance Bank’s financial advisor is attached as Appendix A and should be reviewed for the assumptions made in connection with, and limitations on, such opinion.

•	The terms of the merger agreement and other documents executed in connection with the merger.

•	The current and prospective economic, competitive and regulatory environment facing each institution and financial institutions generally.

•	The results of the investigation conducted by the management of Alliance Bank, including assessment of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves.

•	The Alliance Bank board’s familiarity with and review of IBERIABANK Corporation’s business, operations, earnings, prospects, financial condition, asset quality and capital levels.

•	The opportunities for expense reductions, operating efficiencies and revenue enhancements in the combined entity.

•	The nature of, and likelihood of obtaining, the regulatory approvals that would be required for the merger.

•	The additional liquidity provided by IBERIABANK Corporation’s common stock, which is traded on the Nasdaq Stock Market, compared to Alliance Bank’s common stock, which is not regularly traded is an established public trading market.

•	Results that could be expected to be obtained by Alliance Bank if it continued to operate independently, and the likely benefits to stockholders of such course, as compared with the value of the merger consideration being offered by IBERIABANK Corporation.

Alliance Bank’s board of directors unanimously recommends that the holders of Alliance Bank common stock vote “FOR” adoption of the Agreement and Plan of Merger.

Opinion of Alliance Bank’s Financial Advisor

Alliance Bank has retained T. Stephen Johnson & Associates, Inc. (“Johnson”) to act as its financial advisor in connection with the merger and related matters. As part of its engagement, Johnson agreed to render an opinion with respect to the fairness, from a financial point of view, to the holders of Alliance Bank common stock, of the merger consideration.

Johnson is an investment banking and financial services firm located in Atlanta, Georgia. As part of its investment banking business, Johnson engages in the review of the fairness of bank acquisition transactions from a financial perspective and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions and other transactions. Neither Johnson nor any of its affiliates has a material financial interest in Alliance Bank or IBERIABANK Corporation. However, a principal of Johnson is related to Brent McCoy through marriage and owns approximately 1,000 shares of Alliance Bank common stock. Johnson assisted in the organization of Alliance Bank and was selected to advise Alliance Bank’s board of directors based upon its familiarity with Alliance Bank and the regional community banking industry, as well as Johnson’s knowledge of the banking industry as a whole. No instructions were given or limitations imposed by Alliance Bank’s board of directors upon Johnson regarding the scope of its investigation or the procedures it followed in rendering its opinion.

On November 14, 2003, Johnson rendered an oral opinion to the board of directors of Alliance Bank that the consideration to be received by the holders of Alliance Bank common stock under the merger agreement is fair to Alliance Bank shareholders from a financial point of view. Johnson provided a written fairness opinion as of December 3, 2003. Johnson has been paid a fee of $7,500 for rendering this opinion.

The full text of Johnson’s written opinion to the Alliance Bank board, dated as of the date of this document, which sets forth the assumptions made, matters considered and extent of review by Johnson, is attached as Appendix A and is incorporated herein by reference. You should read the fairness opinion carefully and in its entirety. The following summary of Johnson’s opinion is qualified in its entirety by reference to the full text of the opinion. Johnson’s opinion is directed to the Alliance Bank board and does not constitute a recommendation to any shareholder of Alliance Bank as to how a shareholder should vote with regard to the merger at the Alliance Bank special meeting described in this document. The opinion addresses only the financial fairness of the consideration to be received by the holders of Alliance Bank common stock. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of the Alliance Bank board to approve or proceed with or effect the merger, or any other aspect of the merger.

In connection with the fairness opinion, Johnson:

1.	Reviewed the merger agreement;

2.	Reviewed certain publicly available financial statements and other information regarding Alliance Bank and IBERIABANK Corporation;

3.	Reviewed internal financial information and financial projections for Alliance Bank;

4.	Held conversations with the management of Alliance Bank regarding current financial performance and projected performance;

5.	Reviewed the financial performance and stock trading performance of IBERIABANK Corporation;

6.	Analyzed the transaction and transaction ratios including deal value and dividends;

7.	Calculated the equity and earnings contributions of both companies to the combined company;

8.	Analyzed the present value of future cash flows for an investor in an independent Alliance Bank and for the combined company assuming future earnings growth and dividend payouts; and

9.	Reviewed the financial terms of certain other recent comparable community bank acquisition transactions.

Johnson did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Johnson did not make an independent evaluation or appraisal of the assets of Alliance Bank or IBERIABANK Corporation. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, Johnson believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

In performing its analyses, Johnson made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Alliance Bank’s and IBERIABANK Corporation’s control. The analyses performed by Johnson are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. No company or transaction considered as a comparison in the analyses is identical to Alliance Bank, IBERIABANK Corporation or the merger. Accordingly, an analysis of the results of such comparisons is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the public trading value of the companies involved in such comparisons. In addition, the analyses do not purport to be appraisals or reflect the process by which or the prices at which businesses actually may be sold or the prices at which any securities may trade at the present time or at any time in the future.

The following is a summary of all analyses performed by Johnson:

Summary Table						Alliance Bank Present Value Cash Flows
	IBERIABANK		Alliance Bank			Stand Alone						Combined Attributable to Alliance Bank						Comparable Transactions
	Market Value		Stand Alone	Value Received		10%		11%		12%		10%		11%		12%		Average		Median
Market Value	$56.90		N/A	$17.07
Present Value	N/A		N/A	N/A		$9.33		$8.59		$7.91		$12.25		$11.31		$10.45
Assets (000’s)	$2,082,897		$76,050	N/A		N/A		N/A		N/A		N/A		N/A		N/A		$85,723		$74,687
Equity/Assets	9.06%		11.99%	N/A		N/A		N/A		N/A		N/A		N/A		N/A		9.67%		9.46%
Price to Book Value	2.01	X	N/A	1.69	X	0.92	X	0.85	X	0.78	X	1.21	X	1.12	X	1.03	X	1.88	X	1.79	X
Price to Tangible Book	3.04	X	N/A	1.69	X	0.92	X	0.85	X	0.78	X	1.21	X	1.12	X	1.03	X	1.96	X	1.93	X
Price to Last 12 Months Earn.	17.09	X	N/A	32.81	X	17.94	X	16.52	X	15.21	X	23.56	X	21.75	X	20.10	X	22.79	X	20.33	X
Price to Assets	18.42%		N/A	20.23%		11.06%		10.18%		9.38%		14.52%		13.41%		12.39%		17.58%		18.07%
Current Quarterly Dividend	$0.24		$—	$0.072
Current Dividend Yield	1.69%		0.00%	1.69%
Equity Contribution	92.87%		7.13%
YTD Earnings Contribution	97.96%		2.04%

Review and Analysis of IBERIABANK Corporation Stock and the Transaction and Transaction Ratios: The merger agreement calls for each share of Alliance Bank to be exchanged for 0.30 shares of IBERIABANK Corporation. Based on a $56.90 per share market value of IBERIABANK stock that was calculated using the average closing price for the last ten trading periods ending December 2, 2003, the value received by the shareholders of Alliance Bank would be $17.07 per share. That would result in transaction ratios as of September 30, 2003 equal to 1.69 times stated and tangible book, 32.81 times earnings for the last twelve months and 20.23% of total assets. Alliance Bank does not have a market for trading shares for comparison. However, the value received is well in excess of current book value and the current return on equity. Alliance Bank does not currently pay a dividend. After the transaction, Alliance Bank shareholders will receive dividends as IBERIABANK Corporation shareholders. Based on the current quarterly dividend rate of $0.24 per share paid to IBERIABANK Corporation shareholders and the exchange ratio, Alliance Bank shareholders would receive a quarterly dividend equivalent to $.072 per Alliance Bank share owned.

Analysis of Equity and Earnings Contributions by Each Company: Regardless of the market value of IBERIABANK Corporation, the exchange ratio is fixed and therefore, the contribution of equity and earnings by Alliance Bank to the combined company remains fixed. If the transaction had closed on September 30, 2003, the Alliance Bank shareholders, as a group, would have received 3.90% of the combined company. This compares to a contribution of $14,499,000 in equity, or 7.13% to the combined company, and $360,000 in earnings for the nine months year to date, or 2.04% of the combined earnings year to date. As a result, the Alliance Bank shareholders would not control the ownership of the combined company and the book value of their investment would be reduced. On the other hand the earnings per share of the investment would go up, shareholders would enjoy a practice of cash dividend payouts and the resulting shares would be traded on the Nasdaq National Market.

Analysis of the Present Value of Future Cash Flow for an Independent Alliance Bank and for the Combined Company Attributable to the Alliance Bank Shareholders: Johnson projected the present value of future cash flows for an Alliance Bank shareholder on a stand alone basis through 2013 assuming earnings growth at 15 % annually and initiating an annual cash dividend equal to 25% of net income beginning in 2004. The sum of the present value of the annual dividend cash flows and the terminal book value of Alliance Bank was calculated using discount rates from 10% to 12%, the estimated required rate of return expected by an investor, resulting in a present value ranging from $7.91 per share to $9.33 per share.

The same projections were made for the combined company assuming earnings growth at 12% and a continued dividend payout equal to 28% of net income. The sum of the present value of the annual dividend cash flows and the terminal book value, adjusted for the exchange ratio ranged from $10.45 per share to $12.25 per share. This analysis concluded that an investor would receive a higher return on investment by investing in the combined entity.

Analysis of Comparable Transactions: Johnson reviewed the proposed merger as of December 2, 2003, for the purpose of determining purchase premiums that could be used in comparing the merger with other announced transactions. Johnson reviewed the purchase premiums paid in 28 U.S. transactions that were announced since January 1, 2003 involving selling institutions headquartered in the states of Louisiana, Texas, Mississippi, Arkansas and Alabama with total assets less than $300 million. The table below includes information regarding these transactions. For this peer group, the average and median announced deal price to book value was 1.88 times and 1.79 times, respectively; the average and median price to tangible book was 1.96 and 1.93 times, respectively; the average and median price to earnings was 22.79 times and 20.33 times, respectively; and the average and median price to assets was 17.58% and 18.07%, respectively. The merger ranks well within the range of the comparable transactions.

All Bank Deals in LA, TX, MS AR, AL since 01/01/2003 with Targets less than $300 Million
Buyer Short Name	Seller Short Name	Seller City		Announce	Assets ($000)	Equity ($000)	Equity/ Assets (%)	Price/ Book (%)	Price/ Tangible Book (%)	Price/ LTM Earn. (x)	Price/ Assets (%)
Adam Corporation Group	Beltline Bancshares Inc.	Dallas	TX	08/08/2003	177,078	13,200	7.45	242.42	270.98	34.78	18.07
AIM Bancshares Inc.	FNB of Littlefield	Littlefield	TX	04/23/2003	10,376	708	6.82	NA	NA	NA	NA
Arvest Bank Group, Inc.	Mountain Bancshares, Inc.	Yellville	AR	02/13/2003	211,190	15,805	7.48	192.98	192.98	13.74	14.44
Bank of the Ozarks Inc.	RVB Bancshares Inc.	Russellville	AR	03/11/2003	53,884	3,850	7.14	178.85	178.85	14.21	12.79
Community Bancshares of MS	First Lucedale Bancorp Inc.	Lucedale	MS	03/26/2003	81,128	7,332	9.04	NA	NA	NA	NA
Community Capital Bancshares	First Bank of Dothan	Dothan	AL	07/02/2003	27,671	3,262	11.79	153.40	153.40	NM	18.08
Farmers & Merchants Bkshrs, Inc.	Houston Commercial Bank	Houston	TX	06/19/2003	34,353	5,235	15.24	NM	NM	NM	NM
Franklin Bank Corp.	Highland Lakes Bank	Kingsland	TX	02/14/2003	75,982	10,221	13.45	NA	NA	NA	NA
Franklin Bank Corp.	Lost Pines Bancshares Inc.	Smithville	TX	11/13/2003	40,529	4,003	9.88	164.09	164.09	17.29	17.02
Investor Group	Snyder National Bank	Snyder	TX	09/30/2003	109,178	11,058	10.13	76.87	76.87	12.76	7.79
Inwood Bancshares Inc.	WB&T Bancshares Inc.	Duncanville	TX	04/11/2003	154,271	16,025	10.39	237.13	237.56	18.33	24.63
KSB Bancorp Inc.	Teche Bancshares Inc.	St. Martinville	LA	10/27/2003	70,417	5,505	7.82	NA	NA	NA	NA
Liberty Bancshares Inc.	Spring Rivers Bancshares Inc.	Paragould	AR	11/14/2003	84,054	5,795	6.89	NA	NA	NA	NA
North American Bcshs Inc.	Pioneer Bankshares Inc.	Fredericksburg	TX	08/18/2003	73,391	5,897	8.04	235.29	235.29	29.43	18.53
Premier Bcshs Inc.	Synergy Bank, SSB	Waco	TX	01/17/2003	99,406	4,974	5.00	119.18	119.18	NM	5.96
Private Investor—Tom Benson	Clear Lake National Bank	San Antonio	TX	01/06/2003	40,945	2,940	7.18	NA	NA	NA	NA
Private Investor—Tom Benson	Mission NB	San Antonio	TX	01/06/2003	45,174	3,465	7.67	NA	NA	NA	NA
Prosperity Bancshares Inc.	Abrams Centre Bancshares Inc.	Dallas	TX	02/03/2003	95,388	13,798	14.47	118.13	169.03	14.91	17.09
Prosperity Bancshares Inc.	BankDallas SSB	Dallas	TX	03/05/2003	40,716	4,284	10.52	163.40	163.40	47.30	17.19
Prosperity Bancshares Inc.	MainBancorp Inc.	Austin	TX	07/21/2003	206,708	23,057	11.15	176.26	211.84	24.74	19.66
Prosperity Bancshares Inc.	First State Bk North TX	Dallas	TX	10/06/2003	93,792	9,767	10.41	219.24	219.24	12.36	22.83
Red River Bancshares Inc.	Bank of Lecompte	Lecompte	LA	05/01/2003	40,639	5,604	13.79	107.07	107.07	30.15	14.76
Simmons First National Corp.	Alliance Bancorporation Inc.	Hot Springs	AR	10/08/2003	138,557	11,200	8.08	246.51	246.51	21.32	18.39
South Texas Bancorp Inc.	Kingsville State Bcshs Inc.	Kingsville	TX	03/28/2003	31,633	3,828	12.10	NA	NA	NA	NA
Southeast Texas Bcshs Inc.	Secured Trust Bank	Tyler	TX	04/30/2003	53,207	5,583	10.49	268.67	290.19	20.33	28.19
Southwest Bancorp. of Texas	Reunion Bancshares Inc.	Dallas	TX	10/27/2003	213,913	16,938	7.92	295.19	295.19	30.19	23.37
Sterling Bancshares Inc.	South TX Capital Group Inc.	San Antonio	TX	08/18/2003	77,930	5,355	6.87	NA	NA	NA	NA
Vision Bancshares Inc.	Somerset Bcshs Corp. Inc.	Somerset	TX	07/17/2003	18,725	2,536	13.54	NA	NA	NA	NA

				Average:	85,723	7,901	9.67	187.92	195.98	22.79	17.58
				Median:	74,687	5,594	9.46	178.85	192.98	20.33	18.07
IBERIABANK	Alliance Bank of Baton Rouge	Baton Rouge	LA		76,050	9,115	11.99	169.00	169.00	32.81	20.23

Therefore, based on these analyses, it is the opinion of Johnson that the consideration to be received by the Alliance Bank shareholders is fair from a financial point of view.

Conversion of Alliance Bank Common Stock

On the date the merger becomes effective, each outstanding share of Alliance Bank common stock will be converted into the right to receive 0.3 shares of IBERIABANK Corporation common stock.

Instead of issuing any fractional shares of IBERIABANK Corporation common stock, each shareholder of Alliance Bank who would otherwise be entitled to a fractional share will receive a cash payment, without interest, equal to the fraction multiplied by the market value of a share of IBERIABANK Corporation common stock. The market value will be determined by the average of the closing prices of IBERIABANK Corporation common stock as reported by the Nasdaq Stock Market on each of the 10 trading days ending as of the last trading day immediately preceding the effective date.

Effective Date

A merger agreement, substantially in the form of Exhibit 1 to Appendix B to this proxy statement/ prospectus will be filed with the Louisiana Commissioner of Financial Institutions as soon as practicable after shareholder and regulatory approvals of the merger are obtained and all other conditions to the completion of the merger have been satisfied or waived. The merger will be effective when that agreement has been filed with and recorded by the Commissioner.

Procedure for Exchanging Certificates

On the effective date of the merger, each Alliance Bank shareholder will cease to have any rights as a shareholder of Alliance Bank, and his or her sole rights will be to receive IBERIABANK Corporation common stock into which his or her shares of Alliance Bank common stock have been converted pursuant to the merger agreement and cash for any fractional shares, except for any Alliance Bank shareholder who exercises statutory dissenters’ rights if the merger agreement is approved by holders of less than 80% of the outstanding shares of Alliance Bank common stock.

Promptly after consummation of the merger agreement, a letter of transmittal, together with instructions for the exchange of certificates representing shares of Alliance Bank common stock for certificates representing shares of IBERIABANK Corporation common stock and cash for fractional shares, will be mailed to each person who was a shareholder of record of Alliance Bank on the effective date of the merger. Shareholders are requested not to send in their Alliance Bank common stock certificates until they have received a letter of transmittal and further written instructions. IBERIABANK Corporation common stock certificates and cash payments for fractional shares will be sent as promptly as practicable after receipt of a properly completed letter of transmittal accompanied by the appropriate Alliance Bank common stock certificates.

IBERIABANK Corporation, at its option, may decline to pay former shareholders of Alliance Bank who become holders of IBERIABANK Corporation common stock pursuant to the merger agreement any dividends or other distributions that may have become payable to holders of record of IBERIABANK Corporation common stock following the effective date until they have surrendered their certificates for Alliance Bank common stock. Any dividends not paid after one year from the date they first became payable will revert in full ownership to IBERIABANK Corporation, and IBERIABANK Corporation will have no further obligation to pay such dividends.

Treatment of Alliance Bank Stock Options and Stock Purchase Warrants

Prior to the merger, Alliance Bank will accelerate the exercisability of all previously granted options that will not otherwise become exercisable prior to the effective date if the option holder agrees to exercise all of his or her options prior to the effective date. At the effective date of the merger, any outstanding options and warrants to purchase Alliance Bank common stock will be assumed by IBERIABANK Corporation. Pursuant to the merger agreement, any Alliance Bank options and warrants not exercised at the effective date will be converted into options and warrants to purchase IBERIABANK Corporation common stock upon the same terms and conditions applicable to the options and warrants prior to the effective date, except that the number of shares of IBERIABANK Corporation common stock subject to the converted options and warrants will be equal to the number of shares of IBERIABANK Corporation common stock into which the Alliance Bank stock subject to the options and warrants would have been converted had they been exercised prior to the effective date. There will be no change in the aggregate exercise price for the converted options and warrants. Pursuant to the Alliance Bank stock option plan, all options assumed by IBERIABANK Corporation must be exercised within 60 days of the effective date of the merger, or they will be terminated.

IBERIABANK Corporation has agreed that, immediately prior to the merger, Alliance Bank may award stock purchase warrants to purchase 6,500 shares of Alliance Bank common stock (to vest over a three-year period) to each current director (Messrs. Hermann Moyse III and D. Randolph Waesche) who previously had not been awarded a stock purchase warrant. The exercise price of the warrants will be the product of the exchange ratio of 0.3 multiplied by the ten-day average closing price of IBERIABANK Corporation’s common stock immediately prior to the effective date of the merger.

Conditions to the Merger

The respective obligations of Alliance Bank, IBERIABANK Corporation and IBERIABANK to complete the merger are subject to the satisfaction or waiver of the following conditions specified in the merger agreement:

•	from the date of the merger agreement to the closing of the merger, the representations and warranties set forth in the merger agreement remain true and correct, except for any representation or warranty made as of a specified date, which was true and correct as of such date or except as contemplated or permitted by the merger agreement;

•	the performance of all agreements and covenants required by the merger agreement prior to the closing of the merger;

•	the delivery of certain certificates of the chief executive officers and chief financial officers of Alliance Bank and IBERIABANK Corporation;

•	approval of the merger agreement by the shareholders of Alliance Bank;

•	holders of not more than 10% of the outstanding Alliance Bank common stock exercise statutory rights of dissent and appraisal, if any;

•	the receipt of all required regulatory approvals or authorizations, provided that none of such approvals contain any non-standard term or condition which would have material adverse effect, subject to certain exceptions;

•	the absence of any order, decree or injunction which enjoins or prohibits completion of any of the transactions contemplated by the merger agreement;

•	the registration statement of IBERIABANK Corporation of which this document is a part must have become effective under the Securities Act of 1933, and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for such purpose shall be pending before or threatened by the SEC;

•	the execution of all documents and all such other action being taken as is necessary to effectuate the merger, along with irrevocable instructions to file the merger agreement with the Louisiana Commissioner of Financial Institutions; and

•	the receipt of standard legal opinions from counsel for Alliance Bank, IBERIABANK Corporation and IBERIABANK.

There can be no assurance that the conditions to consummation of the merger will be satisfied or waived. The merger will become effective when the merger has been recorded by the Louisiana Commissioner of Financial Institutions as of the time of filing with the Commissioner. It is currently anticipated that the effective time of the merger will occur during the first quarter of 2004.

In addition to Alliance Bank shareholder approval, consummation of the Merger will require the approval of the Board of Governors of the Federal Reserve System and the Commissioner. IBERIABANK has filed applications seeking the required approvals and expects to receive them by March 1, 2004; however, there can be no assurance that the approvals will be obtained by that time or at all.

The obligations of the parties to consummate the merger are also subject to additional conditions that are customary for transactions of this type.

The companies intend to complete the merger as soon as practicable after all of the conditions to the merger agreement have been met or waived; however, there can be no assurance that the conditions will be satisfied.

Conduct of Business Prior to the Effective Date

Alliance Bank has agreed that until the earlier of the effective date or the termination of the merger agreement, it will conduct its business in the ordinary course unless it receives prior written consent of the chief executive officer or other duly authorized officer of IBERIABANK Corporation.

Alliance Bank has also agreed that until the termination of the merger agreement, it will not declare or pay any dividend or other distribution to its shareholders.

Alliance Bank has further agreed that it will not, except as may in the written opinion of its counsel promptly delivered to IBERIABANK Corporation be required by the fiduciary duty owed by its directors, solicit, initiate, encourage or knowingly facilitate any inquiry or the making of any proposal relating to an acquisition transaction or a potential acquisition transaction involving it. Alliance Bank will use its reasonable best efforts to inform its directors, officers, key employees, agents, and other representatives of the foregoing prohibitions.

Alliance Bank and its board of directors may have discussions and negotiations and furnish information to another party in reference to an unsolicited written acquisition proposal if the board of directors determines in good faith, after receipt of advice from its outside counsel and consultation with its financial advisor, that the proposal could result in a superior proposal. Prior to providing any information to the other party, Alliance Bank’s board of directors must notify IBERIABANK Corporation of the proposal and receive an appropriate confidentiality agreement from the other party.

The merger agreement provides that until the effective time of the merger, except as otherwise consented to by IBERIABANK Corporation in writing, Alliance Bank shall not:

•	amend its articles of incorporation or bylaws;

•	permit any material lien, charge or encumbrance to be imposed on any share of stock held by Alliance Bank or any subsidiary of Alliance Bank;

•	repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of Alliance Bank capital stock or any securities convertible into any shares of Alliance Bank capital stock;

•	acquire direct or indirect control over any corporation, association, firm or organization, except as contemplated in the merger agreement or previously disclosed;

•	sell or otherwise dispose of any shares of Alliance Bank common stock or any substantial part of its assets or any other assets other than in the ordinary course of business, except as previously disclosed or pursuant to Alliance Bank’s stock option plan and stock purchase warrants, and except for the grant of warrants to purchase 6,500 shares of stock which may be awarded to two current Alliance Bank directors;

•	incur any additional material debt obligation or other material obligation for borrowed money other than in the ordinary course of business consistent with past practices or except as previously disclosed;

•	with certain exceptions, grant any increase in compensation or benefits to Alliance Bank’s officers or employees, pay any bonus not previously contemplated or disclosed, enter into any severance agreements with any of its directors or officers, grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors, or effect any change in retirement benefits for any class of its employees or officers that would increase the retirement benefit liabilities of Alliance Bank;

•	amend any existing employment, severance or similar contract or enter into any new contract with any person except as required by law, contemplated by the merger agreement or previously disclosed; or

•	adopt any new employee benefit plan or make any material change in or to any existing employee benefit plan other than as previously disclosed or required by law or in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan.

The merger agreement further provides that, except as otherwise contemplated by the merger agreement, previously disclosed or consented to by either Alliance Bank or IBERIABANK Corporation in writing, each party shall operate its business only in the ordinary course of business consistent with past practices, to preserve intact its business organizations and assets and maintain its rights and franchises. In addition, both Alliance Bank and IBERIABANK Corporation have agreed to take no action which would adversely affect either company’s ability to obtain any necessary regulatory approvals or its ability to perform its obligations under the merger agreement, or that would cause the representations or warranties contained in the merger agreement not to be true prior to the completion of the merger.

Alliance Bank has agreed to use its best efforts to complete on a timely basis its office construction at 3700 Essen Lane, Baton Rouge, Louisiana in accordance with current plans. Alliance Bank will provide IBERIABANK with periodic updates (not less frequent than monthly) of the progress of the construction. IBERIABANK will have complete access, at reasonable times and with prior notice to Alliance Bank, to the construction facility and final approval of the construction plans, which will not be unreasonably withheld by IBERIABANK.

Regulatory Approvals

Consummation of the merger is subject to prior receipt of all required approvals and consents of the merger by all applicable federal and state regulatory authorities.

Federal Reserve Board. The merger is subject to the prior approval of or waiver from the Federal Reserve Board under Section 18(c) of the Bank Merger Act, 12 U.S.C. § 1828(c). The Federal Reserve Board may not approve the merger if:

•	such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•

the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless in each case the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In every case, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the banks concerned and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of each bank in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

Any transaction approved by the Federal Reserve Board may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the Federal Reserve Board and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

Louisiana Commissioner of Financial Institutions. The merger also is subject to prior approval of the Commissioner of Financial Institutions of the State of Louisiana. The merger will become effective when the merger agreement has been filed with and recorded by the Commissioner.

Representations and Warranties of the Parties

Pursuant to the merger agreement, Alliance Bank and IBERIABANK Corporation made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. The representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See “Conditions to the Merger”.

Waiver, Amendment and Termination

The parties may waive in writing any of the conditions to their respective obligations to consummate the merger agreement other than the receipt of necessary regulatory and shareholder approvals. The merger agreement, including all related agreements, may also be amended or modified at any time, before or after its approval by the shareholders of Alliance Bank, by mutual agreement, except that any amendment made after shareholder approval may not alter the amount or type of shares into which Alliance Bank common stock will be converted without the additional approval of shareholders.

The merger agreement may be terminated at any time prior to the effective date by mutual consent, or by either of the companies if:

•	there is a material breach by the other company of any representation, warranty or covenant by it contained in the merger agreement which cannot be or is not cured within 30 days after written notice of such breach;

•	all conditions to completing the merger have not been met or waived, cannot be met, or the merger has not occurred, by August 17, 2004, although that date may be extended to February 17, 2005 under certain circumstances;

•	any person or group acquires beneficial ownership of 25% or more of the common stock of the other company;

•	required regulatory applications are denied or the shareholders of Alliance Bank fail to approve the merger agreement by the requisite vote at the meeting; or

•	the other company has experienced a material adverse effect, as defined in the merger agreement, that is uncured after 30 days notice.

The board of directors of IBERIABANK Corporation may terminate the merger agreement if Alliance Bank’s board of directors resolves to withdraw, modify or change its recommendation to Alliance Bank’s shareholders of the merger agreement, or recommends any acquisition of Alliance Bank other than the merger. The board of directors of IBERIABANK Corporation may also terminate the merger agreement if any necessary regulatory approval is conditioned on a requirement that would so adversely affect its business or the economic benefits of the merger agreement as to make the consummation of the merger inadvisable or unduly burdensome.

If Alliance Bank’s board of directors determines that another proposal is superior to the merger because it is more favorable to Alliance Bank’s shareholders from a financial point of view than the proposed merger, it may terminate the merger agreement subject to IBERIABANK Corporation’s right of first refusal to submit a revised acquisition proposal on terms not less favorable to Alliance Bank than the terms of the superior proposal. IBERIABANK Corporation will have the right to exercise its right of first refusal within five business days after receipt of notice of the superior proposal from Alliance Bank.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that the following provisions of the agreement will survive:

•	a breaching party will not be relieved from liability for the breach;

•	each party will remain liable for any subsequent breach of any provision that survives termination of the agreement;

•	if the agreement is terminated by IBERIABANK Corporation due to (i) a material breach by Alliance Bank; (ii) the failure of the Alliance Bank shareholders to approve the agreement; (iii) the acquisition by any person of 25% of the outstanding Alliance Bank common stock; or (iv) the withdrawal, modification or change of the Alliance Bank board recommendation to the Alliance Bank shareholders, or by Alliance Bank upon receipt of a superior proposal, and within two years after the termination, Alliance Bank, without IBERIABANK Corporation’s prior written consent, accepts an acquisition proposal, then Alliance Bank will pay IBERIABANK Corporation $700,000;

•	if the agreement is terminated by Alliance Bank due to a material breach by IBERIABANK Corporation and within two years after the termination, IBERIABANK Corporation makes a proposal to acquire another financial institution headquartered in the Baton Rouge Metropolitan Statistical Area, IBERIABANK Corporation will pay Alliance Bank $700,000; and

•	in the event the merger agreement is terminated as a result of the other party’s failure to satisfy representations, warranties or covenants, the other party will reimburse the terminating party for reasonable out-of-pocket expenses relating to the merger in an amount not to exceed $50,000, which amount will not be deemed an exclusive remedy or liquidated damages.

Financial Interests of Alliance Bank Directors and Executive Officers in the Merger

You should be aware that the directors and executive officers of Alliance Bank have financial interests in the merger that are somewhat different from the interests of Alliance Bank shareholders generally. These interests may cause some of these persons to view the proposed transaction differently than you view it.

Indemnification and Insurance. IBERIABANK Corporation has agreed to indemnify and hold harmless Alliance Bank and its directors and officers, and each controlling person of Alliance Bank within the meaning of the Securities Act of 1933, against any claims, and any related losses, that arise out of or are based upon an untrue statement or omission of a material fact made in this proxy statement/prospectus or the registration statement. IBERIABANK Corporation will reimburse each such person promptly as incurred for legal and other expenses reasonably incurred in connection with investigating or defending any such claims; provided, that

IBERIABANK Corporation will not be liable to the extent that any such claim arises out of or is based upon any such untrue statement or omission made in reliance on information furnished to IBERIABANK Corporation by Alliance Bank or, with respect to any indemnified person, by that person.

Alliance Bank may purchase, if available, a continuation of its officers’ and directors’ liability insurance in respect of acts or omissions of officers and directors of Alliance Bank occurring prior to the effective date, including but not limited to the transactions contemplated by the merger agreement, covering each such person currently covered by Alliance Bank’s officers’ and directors’ liability insurance policy, or who becomes covered by such policy prior to the effective date; provided that the continuation be for no longer than two years after the merger and the premiums are not in excess of $20,000. IBERIABANK Corporation will purchase a policy for the third year after the merger for a total premium not to exceed $15,000, or IBERIABANK Corporation may instead elect to cause Alliance Bank’s directors and executive officers to be named as additional insured under its liability policy for the one-year period.

Acceleration of Exercisability of Options. Prior to the merger, Alliance Bank will accelerate the exercisability of all previously granted options that will not otherwise become exercisable prior to the effective date, if the option holder agrees to exercise all of his or her options prior to the effective date. See “The Merger Agreement – Treatment of Alliance Bank Stock Options and Stock Purchase Warrants.”

Employment Agreement. IBERIABANK has entered into an employment agreement with Brent McCoy. The agreement will have a two-year term beginning on the effective date of the merger, provide for an annual salary of $110,000, and under certain circumstances would restrict Mr. McCoy from competing with IBERIABANK for two years in the Parish of East Baton Rouge if his employment were to terminate during this period.

Award of Stock Purchase Warrants. Immediately prior to the effective date, Alliance Bank will award stock purchase warrants to purchase 6,500 shares of Alliance Bank common stock (to vest over a three-year period) to each current director (Messrs. Hermann Moyse III and D. Randolph Waesche) who previously had not been awarded a stock purchase warrant. The exercise price of the warrants will be the product of the exchange ratio of 0.3 multiplied by the ten-day average closing price of IBERIABANK Corporation’s common stock immediately prior to the effective date of the merger.

Expenses

The merger agreement provides generally that expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be borne by the party that has incurred them. However, a party must pay all of the costs and expenses incurred by the other party in connection with the merger agreement, including fees and expenses of the reimbursed party’s financial or other consultants, investment bankers, accountants and counsel, up to $50,000 if:

•	the merger agreement is terminated by reason of a material breach by the expense paying party, or

•	the expense paying party is, at the time of the termination, not also entitled to terminate the merger agreement by reason of a material breach by the reimbursed party.

Accounting Treatment

IBERIABANK Corporation will account for the merger using the purchase method of accounting. Under this accounting method, IBERIABANK Corporation would record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is complete. Any excess of the cost of Alliance Bank over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed would be recorded as goodwill. Based on information as of September 30, 2003, management of IBERIABANK Corporation estimates that the total merger consideration (including issuance of common stock and assumption of stock options and stock purchase warrants) will be approximately $16.9 million. Utilizing information as of

December 31, 2002, estimated goodwill and other intangibles would total approximately $7.8 million. IBERIABANK Corporation’s reported income would include the operations of Alliance Bank after the merger. Financial statements of IBERIABANK Corporation after completion of the merger would reflect the impact of the merger with Alliance Bank. Financial statements of IBERIABANK Corporation issued before completion of the merger would not be restated retroactively to reflect Alliance Bank’s historical financial position or results of operation.

Status Under Federal Securities Laws; Restrictions on Resales

The shares of IBERIABANK Corporation common stock to be issued pursuant to the merger agreement have been registered under the Securities Act of 1933, allowing those shares to be freely traded without restriction by persons who will not be “affiliates” of IBERIABANK Corporation or who were not “affiliates” of Alliance Bank, as that term is defined in Rule 405 under the Securities Act of 1933.

Directors and certain officers of Alliance Bank may be deemed to be “affiliates” of Alliance Bank. These people will not be able to resell the IBERIABANK Corporation common stock received by them unless such stock is registered for resale under the Securities Act of 1933 or an exemption from the registration requirements of the Securities Act of 1933 is available. All affiliates have entered into agreements not to sell shares of IBERIABANK Corporation common stock received by them in violation of the Securities Act of 1933 and the rules and regulations thereunder.

FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the opinion of Castaing, Hussey & Lolan, LLC concerning the material federal income tax consequences to holders of Alliance Bank common stock resulting from the merger. The following is based upon applicable federal law and judicial and administrative interpretations on the date hereof, any of which is subject to change at any time:

•	The merger qualifies as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code, and Alliance Bank, IBERIABANK, and IBERIABANK Corporation each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

•	No gain or loss will be recognized by Alliance Bank, IBERIABANK or IBERIABANK Corporation as a result of the merger.

•	A shareholder of Alliance Bank who receives solely IBERIABANK Corporation common stock in exchange for all of his or her shares of Alliance Bank common stock will not recognize gain or loss on the exchange.

•	The aggregate tax basis of the IBERIABANK Corporation common stock received by a shareholder of Alliance Bank who exchanges all of his or her Alliance Bank common stock in the merger (including any fractional share interest to which the shareholder may be entitled) will equal such shareholder’s aggregate tax basis in the shares of Alliance Bank common stock being exchanged.

•	The holding period of the shares of IBERIABANK Corporation common stock received in the merger will include the period during which the shares of Alliance Bank common stock surrendered in exchange therefor were held, provided such shares of Alliance Bank common stock were held as capital assets at the effective date of the merger.

•	For federal income tax purposes, cash received by a holder of Alliance Bank common stock in lieu of a fractional share interest in IBERIABANK Corporation common stock will be treated as received in redemption of a fractional share interest in IBERIABANK Corporation, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the basis of the fractional share of IBERIABANK Corporation common stock deemed to be surrendered.

A holder of Alliance Bank common stock who exercises dissenters’ rights in connection with the merger generally will recognize capital gain or loss (assuming the common stock is held as a capital asset) equal to the difference, if any, between the dissenting holder’s tax basis in the Alliance Bank common stock exchanged and the amount of cash received in exchange therefor.

The opinion of Castaing, Hussey & Lolan, LLC is not binding on the Internal Revenue Service, which could take positions contrary to the conclusions in such opinion.

AS A RESULT OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR SHAREHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, WE RECOMMEND THAT YOU CONSULT YOUR PERSONAL TAX ADVISOR CONCERNING THE APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGER TO YOU.

DISSENTERS’ RIGHTS

If the merger agreement is not approved by the holders of at least 80% of the outstanding Alliance Bank common stock, Section 376 of the Louisiana Banking Law allows an Alliance Bank shareholder who objects to the merger agreement and who complies with the provisions of that section to dissent from the merger agreement and to have paid to him or her in cash the fair cash value of his or her shares of Alliance Bank common stock as of the day before the special meeting, as determined by agreement between the shareholder and IBERIABANK, or by a Louisiana court if the shareholder and IBERIABANK are unable to agree. Shareholders of IBERIABANK Corporation are not entitled to dissenters’ rights.

To exercise the right of dissent, an Alliance Bank shareholder:

•	must file with Alliance Bank a written objection to the merger agreement prior to or at the special meeting and

•	must also vote his or her shares (in person or by proxy) against the merger agreement at the special meeting.

Neither a vote against the merger agreement nor a specification in a proxy to vote against the merger agreement will in and of itself constitute the necessary written objection to the merger agreement. Moreover, by voting in favor of, or abstaining from voting on, the merger agreement, or by returning the enclosed proxy without instructing the proxy holders to vote against the merger agreement, a shareholder waives his or her rights under Section 376. The right to dissent may be exercised only by the record owners of the shares and not by persons who hold shares only beneficially. Beneficial owners who wish to dissent to the merger agreement should have the record ownership of the shares transferred to their names or instruct the record owner to follow the Section 376 procedure on their behalf.

If the merger agreement is approved by less than 80% of the total number of shares of Alliance Bank common stock outstanding, then promptly after the effective date written notice of the consummation of the merger agreement will be given by IBERIABANK by registered mail to each former shareholder of Alliance Bank who filed a written objection to the merger agreement and voted against it at the shareholder’s last address on Alliance Bank’s records. Within 20 days after the mailing of the notice, the shareholder must file with IBERIABANK a written demand for payment for his or her shares at their fair cash value as of the day before the Alliance Bank special meeting and must state the amount demanded and a post office address to which IBERIABANK may reply. He must also deposit the certificates formerly representing his shares of Alliance Bank common stock in escrow with a bank or trust company located in East Baton Rouge Parish, Louisiana. The certificates must be duly endorsed and transferred to IBERIABANK upon the sole condition that they be delivered to IBERIABANK upon payment of the value of the shares in accordance with Section 376. With the above-mentioned demand, the shareholder must also deliver to IBERIABANK the written acknowledgment of the escrow bank or trust company with which the certificates have been deposited that it holds the certificates.

Unless the shareholder objects to and votes against the merger agreement, demands payment, endorses and deposits his certificates and delivers the required written acknowledgment in accordance with the procedures and within the time periods set forth above, the shareholder will conclusively be presumed to have acquiesced to the merger agreement and will forfeit any right to seek payment pursuant to Section 376.

If IBERIABANK does not agree to the value stated and demanded by the shareholder, or does not agree that payment is due, it will, within 20 days after receipt of the shareholder’s demand and acknowledgment, notify the dissenting shareholder in writing at the designated post office address of its disagreement and shall state in the notice the value it will agree to pay if any payment should be held to be due; otherwise IBERIABANK shall be liable for and shall pay to the dissatisfied shareholder the value demanded for his or her shares. In this regard, shareholders should be aware that opinions of investment banking firms as to fairness from a financial point of view, including the opinion of T. Stephen Johnson & Associates, Inc. described in this proxy statement/prospectus, are not opinions as to “fair value” under Louisiana law, and a determination of the fair cash value of the shares could be less than the consideration to be paid by IBERIABANK Corporation in the merger.

If the shareholder does not agree to accept the offered amount, or disagrees with IBERIABANK’s assertion that no payment is due, he or she must, within 60 days after receipt of IBERIABANK’s notice, file suit against IBERIABANK for a judicial determination of the fair cash value of the shares. Any shareholder entitled to file such suit may, within such 60-day period but not thereafter, intervene as a plaintiff in any suit filed against IBERIABANK by another former shareholder for a judicial determination of the fair cash value of such other shareholder’s shares. If a shareholder fails to bring or to intervene in such a suit within the applicable 60-day period, he or she will be deemed to have consented to accept IBERIABANK’s statement that no payment is due or, if IBERIABANK does not contend that no payment is due, to accept the amount specified by IBERIABANK in its notice of disagreement.

When the fair value of the shares has been agreed upon between the shareholder and IBERIABANK, or when IBERIABANK has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value IBERIABANK agrees is due because of the shareholder’s failure to bring suit within 60 days after receipt of notice of IBERIABANK’s disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon or the liability of IBERIABANK becomes fixed.

If IBERIABANK, in its notice of disagreement, offers to pay the dissatisfied shareholder on demand an amount in cash deemed by it to be fair cash value of his or her shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount offered, IBERIABANK deposits with the court the amount offered in its notice of disagreement, then the costs, not including legal fees of the proceeding will be taxed against IBERIABANK if the amount finally awarded to the shareholder, exclusive of interest and costs, is more than the amount offered and deposited by IBERIABANK, and judicial interest may be awarded against IBERIABANK only on the amount of the award in excess of the amount deposited. Otherwise, the costs of the proceeding will be taxed against the shareholders.

Upon filing a demand for the value of his shares, a shareholder ceases to have any rights of a shareholder except the rights created by Section 376. The shareholder’s demand may be withdrawn voluntarily at any time before IBERIABANK gives its notice of disagreement, but thereafter only with the written consent of IBERIABANK. If his or her demand is properly withdrawn, or if the shareholder otherwise loses his dissenters’ rights, he or she will be restored to his or her rights as a shareholder as of the time of filing of his or her demand for fair cash value.

If the merger is completed and effective during the process for dissenting from the merger described above, then IBERIABANK will take the place of Alliance Bank during the process and will perform all of the duties and undertake all of the obligations required under the statute.

Until the effective date, dissenting shareholders of Alliance Bank should send any communications regarding their rights to Bobby McCall, Secretary, Alliance Bank, 3700 Essen Lane, Baton Rouge, Louisiana 70809. After the effective date of the merger, dissenting shareholders should send any communications regarding their rights to George J. Becker, III, Secretary, IBERIABANK Corporation, 200 West Congress Street, Lafayette, Louisiana 70501. All such communications should be signed by or on behalf of the dissenting shareholder in the form in which his shares are registered on the books of Alliance Bank.

INFORMATION ABOUT ALLIANCE BANK

Alliance Bank was founded in 1999 in Baton Rouge, Louisiana. Alliance Bank has one full-service office at the corner of Essen Lane and Interstate 12. At September 30, 2003, Alliance Bank had total assets of $76.0 million, loans of $50.0 million, deposits of $64.1 million and shareholders’ equity of $9.1 million (equal to 12% of total assets). At September 30, 2003, Alliance Bank had $11,000 in nonperforming assets equal to 0.01% of total assets and a loan loss reserve equal to 1.11% of total loans. Alliance Bank is the 12th largest financial institution in East Baton Rouge Parish, Louisiana with 1.0% of total deposits in the Parish at June 30, 2003. For the nine months ended September 30, 2003, Alliance Bank’s net income was $360,000.

BENEFICIAL OWNERSHIP OF ALLIANCE BANK COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of the Alliance Bank’s common stock as of January 5, 2004 by (i) each person known by Alliance Bank to be the beneficial owner of more than 5% of the outstanding shares of common stock of Alliance Bank; (ii) each director of Alliance Bank; and (iii) all directors and executive officers of Alliance Bank, as a group.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares (1)		Percent of Class (2)
C. Brent McCoy	89,000	(3)	9.5%
John W. Barton, Jr.	35,000	(4)	3.8%
Robert B. McCall.	20,000	(5)	2.2%
Markham R. McKnight.	11,500	(6)	1.3%
Hermann Moyse, III	10,000		1.1%
Eugene H. Owen	56,000	(7)	6.1%
Stanley E. Peters	21,000	(8)	2.3%
Kevin P. Reilly, Jr.	35,000	(9)	3.8%
Thomas H. Turner	41,000	(10)	4.5%
D. Randolph Waeshe	13,000	(11)	1.4%
All directors and executive officers, as a group (11 persons)	343,718	(12)	33.6%

(1)	Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Information relating to beneficial ownership of the shares is based upon “beneficial ownership” concepts set forth in rules promulgated the Securities Exchange Act of 1934, as amended. Under such rules a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or sell the security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days.
(2)	In calculating the percentage ownership for a given individual or group, the number of shares of Alliance Bank’s common stock outstanding includes unissued shares subject to presently exercisable warrants held by such individual or group, but such unissued shares are not deemed outstanding in calculating the percentage ownership for other persons or groups.

(3)	Includes 24,000 shares subject to options and warrants and 15,000 shares held in trust for the benefit of his children.
(4)	Includes 10,000 shares subject to a presently exercisable stock purchase warrant.
(5)	Includes 15,000 shares subject to stock options and 1,000 shares held by his spouse.
(6)	Includes 4,000 shares subject to a presently exercisable stock purchase warrant and 500 shares held by each of four children.
(7)	Includes 16,000 shares subject to a presently exercisable stock purchase warrant.
(8)	Includes 6,000 shares subject to a presently exercisable stock purchase warrant.
(9)	Includes 10,000 shares subject to a presently exercisable stock purchase warrant.
(10)	Includes 16,000 shares subject to a presently exercisable stock purchase warrant.
(11)	Represents 13,000 shares held by Family Wealth Management, of which Mr. Waeshe serves as President.
(12)	Includes 121,000 shares subject to warrants and options.

COMPARISON OF RIGHTS OF IBERIABANK CORPORATION

AND ALLIANCE BANK SHAREHOLDERS

At the effective date of the merger, Alliance Bank shareholders who receive shares of IBERIABANK Corporation common stock will become shareholders of IBERIABANK Corporation, and their rights as shareholders will be determined by IBERIABANK Corporation’s charter and bylaws. The following discussion summarizes certain material differences between the rights of shareholders of IBERIABANK Corporation and Alliance Bank resulting from the differences in their governing documents. The following discussion is necessarily general and is not intended to be a complete statement of all of the rights of shareholders of their respective entities. The following discussion is qualified in its entirety by reference to the Louisiana Business Corporation Law which applies to IBERIABANK Corporation and the Louisiana Banking Law which applies to Alliance Bank and to the governing corporate instruments of IBERIABANK Corporation and Alliance Bank, to which the shareholders of Alliance Bank are referred.

Summary

IBERIABANK CORPORATION	ALLIANCE BANK
• Subject to Louisiana Business Corporation Law	• Subject to Louisiana Banking Law

• One vote for each share held	• One vote for each share held

• No cumulative voting rights in the election of directors	• No cumulative voting rights in the election of directors

• Advance notice procedures for shareholder nominations and proposals	• No advance notice procedures

• Dividends may be paid from funds legally available, subject to contractual and regulatory restrictions, including rights of any preferred shareholders, and payable at the discretion of the board of directors	• Dividends may be paid from funds legally available, subject to contractual and regulatory restrictions and payable at the discretion of the board of directors

• Right to participate pro rata in distribution of assets upon liquidation	• Right to participate pro rata in distribution of assets upon liquidation

• No pre-emptive rights to acquire additional shares or securities	• No pre-emptive rights to acquire additional shares or securities

• Directors serve three-year terms	• Directors serve one-year terms

• Some corporate actions, including business combinations, require a two-thirds supermajority approval	• Some corporate actions, including business combinations, require a two-thirds supermajority approval

• Preferred stock is authorized	• Preferred stock is not authorized

Authorized Capital Stock

IBERIABANK Corporation. IBERIABANK Corporation’s charter authorizes the issuance of an aggregate of 25,000,000 shares of common stock, $1.00 par value of share, of which 6,718,458 shares were issued and outstanding as of January 5, 2004, and an aggregate of 5,000,000 shares of preferred stock, $1.00 par value of which none are issued or outstanding. Holders of IBERIABANK Corporation common stock have limited voting rights and are entitled to one vote per share for all purposes. They are entitled to such dividends, if any, as may be declared by the board of directors in compliance with the provisions of the Louisiana Business Corporation Act and the regulations of the appropriate regulatory authorities and to receive the net assets of the corporation upon dissolution. IBERIABANK Corporation shareholders do not have any preemptive rights with respect to acquiring additional shares of IBERIABANK Corporation common stock, and the shares are not subject to any conversion, redemption or sinking fund provisions. The outstanding shares of IBERIABANK Corporation common stock are, and the shares to be issued on connection with the merger will be, when issued, fully paid and nonassessable. IBERIABANK shareholders do not have cumulative voting rights in the election of directors.

IBERIABANK Corporation’s board of directors may authorize the issuance of authorized but unissued shares of IBERIABANK Corporation’s common stock without shareholder approval, unless such approval is required in a particular case by applicable laws or regulations.

The authorized but unissued shares of IBERIABANK Corporation common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. These shares could be used to dilute the stock ownership of persons seeking to obtain control of IBERIABANK Corporation. In addition, the sale of a substantial number of shares of IBERIABANK Corporation common stock to persons who have an understanding with IBERIABANK Corporation concerning the voting of such shares, or the distribution or declaration of a common stock dividend to IBERIABANK Corporation shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of IBERIABANK Corporation.

Alliance Bank. Alliance Bank’s authorized common stock consists of 1,200,000 shares of Alliance Bank common stock, $5.00 par value per share, of which 901,318 shares were issued and outstanding as of the record date. Generally holders of Alliance Bank common stock have the same rights and privileges with respect to Alliance Bank as the holders of IBERIABANK Corporation common stock have with respect to IBERIABANK Corporation.

Removal of Directors

IBERIABANK Corporation. IBERIABANK Corporation’s charter and bylaws provide that any director may be removed with or without cause and upon the affirmative vote of the holders of a majority of the outstanding shares of IBERIABANK Corporation entitled to vote.

Alliance Bank. Alliance Bank’s bylaws provide that a director may be removed without cause and upon the affirmative vote of a majority of the shares entitled to vote. In addition, the board may remove a director if the director (i) is interdicted or adjudicated an incompetent, (ii) adjudicated a bankrupt, (iii) becomes incapacitated, (iv) ceases to have the required qualifications, or (v) is convicted of a felony.

Special Meetings of Shareholders

IBERIABANK Corporation. Special meetings of the shareholders may be called only by the board of directors, chairman of the board, president or holders of at least 50% of the shares entitled to vote.

Alliance Bank. Special meetings of the shareholders may be called only by the president, chairman of the board, the board of directors, or the holders of 20% or more of all shares entitled to vote at the meeting.

Shareholder Nominations and Shareholder Proposals

IBERIABANK Corporation. IBERIABANK Corporation’s charter establishes advance notice requirements for shareholder proposals and the nomination (other than by or at the direction of IBERIABANK Corporation’s board of directors or one of its committees) of candidates for election as directors. A shareholder of IBERIABANK Corporation wishing to nominate a person as a candidate for election to the board of directors must submit the nomination in writing at least 60 days before the one year anniversary of the most recent annual meeting of shareholders, together with (a) as to each person the shareholder proposes to nominate, and as to the shareholder agreeing the notice, (i) their names, ages, business and residence addresses, (ii) principal occupation or employment, (iii) shareholdings, and (iv) other information required by SEC proxy rules; and (b) to the extent known, (i) the name and address of other shareholders supporting the nominee(s), and (ii) their shareholdings. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting that is not intended to be included in the proxy statement for the meeting must notify IBERIABANK Corporation in writing at least 60 days before the one year anniversary of the most recent annual meeting of the shareholder’s intention. The notice must contain: (a) a brief description of the proposal, (b) the name, address and shareholdings of the shareholder submitting the proposal and other shareholders supporting the proposal, and (c) any financial interest of the shareholder in the proposal.

In accordance with SEC Rule 14a-8 under the Securities Exchange Act of 1934, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by IBERIABANK Corporation at least 120 days before the anniversary of the date that previous year’s proxy statement was first mailed to shareholder. As provided in SEC rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before IBERIABANK Corporation begins to mail its proxy materials.

The procedures regarding shareholder nominations provide IBERIABANK Corporation’s board of directors with sufficient time and information to evaluate a shareholder nominee to the board and other relevant information, such as existing shareholder support for the nominee. The procedures, however, provide incumbent directors advance notice of a dissident slate of nominees for directors, and make it easier for the board to solicit proxies resisting shareholder nominees. This may make it easier for incumbent directors to retain their status as directors, even when certain shareholders view the shareholder nominations as in the best interests of IBERIABANK Corporation or its shareholders.

Alliance Bank. Alliance Bank’s charter and bylaws have no provisions relating to shareholder nominations and proposals. Because Alliance Bank’s common stock is not registered under the Securities Exchange Act of 1934, Alliance Bank is not subject to Rule 14a-8 or other rules adopted under that Act.

Directors

IBERIABANK Corporation. IBERIABANK Corporation’s charter provides that the number of directors shall be as specified in the bylaws. Currently the bylaws specify 10 members. Directors are divided into three classes as nearly equal in number as possible, with each class elected to a staggered three-year term. There is no cumulative voting on directors. The directors do not need to be shareholders of IBERIABANK Corporation.

The provisions regarding election of IBERIABANK Corporation directors are designed to protect the ability of the board of directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the company by making it more difficult and time-consuming to change majority control of the board, even if holders of a majority of the capital stock believes that a change in the composition of the board is desirable. The general effect of these provisions will be to require at least two (and possibly three) annual shareholders’ meetings, instead of one, to change control of the board. These requirements are intended to help ensure continuity and stability of management and policies and facilitate long-range planning.

Alliance Bank. Alliance Bank’s charter and bylaws provide for a board of directors having not less than five nor more than 30 members. The current board of directors consists of 11 members. The Alliance Bank board of directors is not divided into classes. All of the directors are elected for one-year terms. There is no cumulative voting on directors. Directors are required to own in their own right at least 2,500 shares of the common stock in Alliance Bank and to be U.S. citizens; at least a majority of the directors shall reside in and be domiciliaries of Louisiana.

Exculpation and Indemnification

Louisiana Business Corporation Law. The Law provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

•	the director or officer acted in good faith;

•	the director or officer reasonably believed such conduct was in, or not opposed to, the corporation’s best interest; and

•	in connection with any criminal action or proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.

However, the Law provides that directors or officers may not be indemnified if they are held liable for willful or intentional misconduct in the performance of their duties to the corporation, unless a court determines that the director is entitled to indemnity for expenses which the court deems proper.

Louisiana Banking Law. The Law provides that a state bank may indemnify a director against liability incurred in connection with a proceeding if:

•	the director acted in good faith;

•	the director reasonably believed, in the case of conduct in his official capacity with the state bank, that his conduct was in its best interests, and, in all other cases, not opposed to its best interests; and

•	in connection with any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful.

The Law provides that a state bank may not indemnify a director:

•	in connection with a proceeding by or in the right of the state bank in which the director is held liable to the state bank; or

•	in connection with any proceeding charging improper personal benefit to the director, whether or not in his official capacity, in which he is held liable on the basis that personal benefit was improperly received by him.

The Law also provides that, unless limited by the articles of incorporation, a state bank shall indemnify a director or officer who is successful in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer against reasonable expenses incurred in connection with the proceeding.

IBERIABANK Corporation. IBERIABANK Corporation’s charter provides that a director or officer of the company will not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited. This provision does not eliminate or limit the liability of the company’s directors and officers for (a) any breach of the director’s or officer’s duty of loyalty to the company or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any unlawful dividend, stock repurchase or other distribution, payment or return of assets to stockholders, or (d) any transaction from which the director or officer derived an improper personal benefit. This provision may preclude shareholder derivative actions and may be construed to preclude other third-party claims against the directors and officers.

IBERIABANK Corporation’s charter provides that the company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the company, whether civil, criminal administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The indemnification provisions also permit the company to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the board of directors, provided that the indemnified person undertakes to repay the company if it is ultimately determined that such person was not entitled to indemnification.

The rights of indemnification provided in the charter are not exclusive of any other rights which may be available under the bylaws, any insurance or other agreement, by vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the charter authorizes the company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the company, whether or not the company would have the power to provide indemnification to such person. By action of the board of directors, the company may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in the charter and bylaws regarding indemnification. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable the company to attract and retain the best personnel available.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling IBERIABANK Corporation pursuant to the foregoing provisions, IBERIABANK Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Alliance Bank. Alliance Bank’s bylaws provide that Alliance Bank will indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of Alliance Bank against reasonable expenses incurred by the director in connection with the proceeding.

Alliance Bank also may indemnify a director who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if he or she conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity, that such conduct was in the best interests of Alliance Bank; in all other cases, that such conduct was at least not opposed to the best interests of Alliance Bank; and in the case of any criminal proceeding, that he or she had no reasonable cause to believe such conduct was unlawful. Alliance Bank may only indemnify a director in such case if a determination has been made that the director has met the relevant standard of conduct. The determination must be made a majority of the disinterested directors, by special legal counsel, or by the shareholders.

Alliance Bank may not indemnify a director if the director was adjudged liable to Alliance Bank in connection with a proceeding by or in the right of Alliance Bank or in connection with any other proceeding with respect to conduct for which he was adjudged liable on the basis that personal benefit was improperly received by him, whether or not involving action in his official capacity.

The shareholders of Alliance Bank may authorize the board to indemnify or obligate Alliance Bank to indemnify a director made a party to a proceeding, including a proceeding brought by or in the right of Alliance Bank.

Generally, Alliance Bank may also indemnify officers and employees to the same extent as directors.

Louisiana Corporate Law

In addition to the provisions contained in IBERIABANK Corporation’s charter and bylaws, the Louisiana Business Corporation Law includes certain provisions applicable to Louisiana corporations, such as IBERIABANK Corporation, which may be deemed to have an anti-takeover effect. These provisions include (i) rights of shareholders to receive the fair value of their shares of stock following a control transaction from a controlling person or group and (ii) requirements relating to certain business combinations.

The Louisiana Business Corporation Law provides that any person who acquires “control shares” will be able to vote these shares only if the right to vote is approved by the affirmative vote of at least a majority of both (1) all the votes entitled to be cast by shareholders and (2) all the votes entitled to be cast by shareholders excluding “interested shares.” “Control shares” is defined to include shares that would entitle the holder thereof, assuming the shares had full voting rights, to exercise voting power within any of the following ranges: (a) 20% or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power. Any acquisition that would result in the ownership of control shares in a higher range would require an additional vote of shareholders. “Interested shares” includes control shares and any shares held by an officer or employee director of the corporation. If the control shares are provided full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, all shareholders have dissenters’ rights entitling them to receive the “fair cash value” of their shares, which shall not be less than the highest price paid per share to acquire the control shares.

The Louisiana Business Corporation Law defines a “business combination” generally to include (a) any merger, consolidation or share exchange of the corporation with an “interested shareholder” or affiliate thereof, (b) any sale, lease, transfer or other disposition, other than in the ordinary course of business, of assets equal to 10% or more of the market value of the corporation’s outstanding stock or of the corporation’s net worth to any interested shareholder or affiliate thereof in any 12-month period, (c) the issuance or transfer by the corporation of equity securities of the corporation with an aggregate market value of 5% or more of the total market value of the corporation’s outstanding stock to any interested shareholder or affiliate thereof, except in certain circumstances, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an interested shareholder or affiliate thereof, or (e) any reclassification of the corporation’s stock or merger which increases by 5% or more the ownership interest of the interested shareholder or any affiliate thereof. “Interested shareholder” includes any person who beneficially owns, directly or indirectly, 10% or more of the corporation’s outstanding voting stock, or any affiliate thereof who had such beneficial ownership during the preceding two years, excluding in each case the corporation, its subsidiaries and their benefit plans.

Under the Louisiana Business Corporation Law, a business combination must be approved by any vote otherwise required by law or the articles of incorporation, and by the affirmative vote of at least each of the following: (1) 80% of the total outstanding voting stock of the corporation; and (2) two-thirds of the outstanding voting stock held by persons other than the interested shareholder. However, the supermajority vote requirement shall not be applicable if the business combination meets certain minimum price requirements and other procedural safeguards, or if the transaction is approved by the board of directors prior to the time that the interested shareholder first be came an interested shareholder.

Transfer Agent and Registrar

Alliance Bank is the transfer agent and registrar for Alliance Bank common stock. The transfer agent and registrar for IBERIABANK Corporation common stock is Registrar and Transfer Company.

ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or to approve the adoption of the merger agreement at the time of the special meeting, the merger agreement could not be approved unless the meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Alliance Bank at the time of the special meeting to be voted for an adjournment, if necessary, Alliance Bank has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Alliance Bank unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned, if the special meeting is adjourned for 30 days or less.

LEGAL MATTERS

Cozen O’Connor, Washington, DC, has rendered its opinion that the shares of IBERIABANK Corporation common stock to be issued in connection with the merger agreement have been duly authorized and, if and when issued pursuant to the terms of the merger agreement, will be validly issued, fully paid and non-assessable.

EXPERTS

The audited consolidated financial statements of IBERIABANK Corporation and its subsidiaries incorporated by reference herein have been audited by Castaing, Hussey & Lolan, LLC, independent public accountants, as indicated in their report with respect thereto, and have been so incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

At the time of the preparation of this proxy statement/prospectus, neither Alliance Bank nor IBERIABANK Corporation had been informed of any matters to be presented for action at the special meeting other than as described in this document. If any other matters come before the special meeting or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This documents, including information included or incorporated by reference in this document may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements about, (a) the separate financial condition, results of operations and business of IBERIABANK Corporation and Alliance Bank; (b) the benefits of the merger, including future financial and operating results, cost savings, enhancement to revenue and accretion to reported earnings that may be realized from the merger; (c) our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (d) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward–looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

•	our businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse affects of relationship with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	competition form other financial services companies in our markets; and

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in IBERIABANK Corporation’s reports filed with the SEC.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either of us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Neither of us undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

We urge you to sign the enclosed proxy and return it at once in the enclosed envelope.

APPENDIX A

T. STEPHEN JOHNSON & ASSOCIATES, INC.

Investment Bankers & Consultants to the Financial Industry

December 3, 2003

Board of Directors

Alliance Bank of Baton Rouge

3700 Essen Lane

Baton Rouge, Louisiana 70809

Dear Directors:

T. Stephen Johnson & Associates, Inc., Alpharetta, Georgia (“TSJ&A”) issued an oral opinion on November 14, 2003 as to the fairness from a financial point of view of the consideration to be received by the shareholders of Alliance Bank of Baton Rouge (“Alliance Bank”) in connection with the proposed merger of Alliance Bank with and into IBERIABANK Corporation and its banking subsidiary, IBERIABANK (“IBERIABANK”), pursuant to an Agreement and Plan of Merger dated as of November 17, 2003 (the “Merger Agreement”). The Merger Agreement states that each outstanding share of Alliance Bank stock will be converted into 0.30 shares of IBERIABANK stock.

TSJ&A is an investment banking and consulting firm that specializes in the valuation of closely held corporations and provides fairness opinions as part of its practice. Because of its prior experience in the appraisal of southeastern financial institutions involved in mergers, it has developed an expertise in fairness opinions related to the securities of southeastern financial institutions. Alliance Bank retained TSJ&A to serve as financial advisor to provide a fairness opinion for which compensation will be received.

In connection with the fairness opinion, TSJ&A, among other things:

1.	Reviewed the Agreement and Plan of Merger;

2.	Reviewed certain publicly available financial statements and other information regarding Alliance Bank and IBERIABANK;

3.	Reviewed internal financial information and financial projections for Alliance Bank;

4.	Held conversations with the management of Alliance Bank regarding current financial performance and projected performance;

5.	Reviewed the financial performance and stock trading performance of IBERIABANK;

6.	Analyzed the transaction and transaction ratios including deal value and dividends;

7.	Analyzed a contribution analysis to calculate the equity and earnings contributions of both companies to the combined company;

8.	Analyzed the present value of future cash flows for an investor in an independent Alliance Bank and for the combined company assuming future earnings growth and dividend payouts; and

9.	Reviewed the financial terms of certain other recent comparable community bank acquisition transactions.

In performing its analysis, TSJ&A relied upon and assumed without independent verification, the accuracy and completeness of all information provided to it. TSJ&A has not performed any independent appraisal or evaluation of the assets of Alliance Bank or of IBERIABANK or any of its subsidiaries. As such, TSJ&A does

A-1

not express an opinion as to the fair market value of Alliance Bank. The opinion of financial fairness expressed herein is necessarily based on market, economic and other relevant considerations as they exist and can be evaluated as of December 2, 2003.

Therefore, in consideration of the above, it is the opinion of TSJ&A that, based on the structure of the Merger and the analyses that have been performed, the consideration to be received by the shareholders of Alliance Bank is fair from a financial point of view.

Sincerely,

/s/ T. Stephen Johnson & Associates, Inc.

T. Stephen Johnson & Associates, Inc.

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APPENDIX B

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (“Agreement”) as of November 17, 2003, by and among Alliance Bank of Baton Rouge (“Alliance Bank”), a banking association organized and existing under the laws of the State of Louisiana, IBERIABANK Corporation, a Louisiana corporation (“IBKC”), and IBERIABANK, a banking association organized and existing under the laws of the State of Louisiana (“IBERIABANK”).

RECITALS

1. The Board of Directors of each party hereto believes that the transactions described in this Agreement are in the best interests of such party and its shareholder(s).

2. By virtue of the reorganization that is effectuated by this Agreement, (a) Alliance Bank will be merged with and into IBERIABANK, and (b) as a result of the foregoing Merger, except as provided in this Agreement, the then outstanding shares of Alliance Common Stock will be converted into shares of IBKC Common Stock.

3. The Merger is subject to prior shareholder and regulatory approvals and the prior satisfaction of certain other conditions set forth in this Agreement.

4. The parties hereto intend that the reorganization contemplated by this Agreement qualify for federal income tax purposes as a tax-free reorganization under the Internal Revenue Code of 1986.

AGREEMENT

In consideration of the foregoing and of the mutual warranties, representations, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

SECTION I.

DEFINITIONS

Except as may otherwise be provided in this Agreement, the capitalized terms set forth below shall have the following respective meanings, in their singular or plural forms as applicable:

1.1 “Acquisition Proposal” – (i) with respect to Alliance Bank, shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the capital stock or assets of, or other business combination involving the acquisition of Alliance Bank or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Alliance Bank or any of the Subsidiaries, other than the transactions contemplated hereunder; and (ii) with respect to IBKC and IBERIABANK, shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the capital stock or assets of, or other business combination involving the acquisition by IBKC of a bank, savings bank, or similar institution that accepts deposits and makes loans, or a holding company for such an institution, headquartered in the Baton Rouge, Louisiana Metropolitan Statistical Area.

1.2 “Agreement” – this Agreement and Plan of Merger, including the Exhibits and Schedules hereto.

1.3 “Alliance Bank” – Alliance Bank of Baton Rouge, a Louisiana banking association.

1.4 “Alliance Common Stock” – the common stock, par value $5.00 per share, of Alliance Bank.

1.5 “Alliance Companies” – collectively, Alliance Bank and all Alliance Subsidiaries.

1.6 “Alliance Stock Option Plan” – the Alliance Bank 1999 Stock Option Plan.

1.7 “Alliance Stock Purchase Warrants” – all of the warrants outstanding on the date hereof issued by Alliance Bank to purchase shares of Alliance Common Stock.

1.8 “Alliance Subsidiaries” – the Subsidiaries of Alliance Bank, which shall include the Subsidiaries described in Schedule 5.3 of this Agreement, and any corporation or other entity that becomes a Subsidiary of Alliance Bank prior to the Effective Date.

1.9 “BCL” – the Louisiana Business Corporation Law.

1.10 “BHC Act” – the federal Bank Holding Company Act of 1956.

1.11 “Business Day” – means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Louisiana are authorized or obligated to close.

1.12 “Certificates” – the certificates representing shares of Alliance Common Stock on or prior to the Effective Date.

1.13 “Closing” – the closing of the transactions contemplated hereunder as described in Section 3.1 of this Agreement.

1.14 “Code” – the Internal Revenue Code of 1986, as amended.

1.15 “Dissenters’ Shares” – shares of Alliance Common Stock as to which dissenters’ rights have been perfected and not withdrawn or otherwise forfeited.

1.16 “Effective Date” – the date and time at which the Merger becomes effective, as described in Section 3.2 of this Agreement.

1.17 “ERISA” – the Employee Retirement Income Security Act of 1974, as amended.

1.18 “Exchange Agent” – IBKC’s stock transfer agent or such other third party experienced in the stock transfer business reasonably acceptable to Alliance Bank which shall act as the exchange agent pursuant to Section 2.2(f) hereof.

1.19 “Exchange Ratio” – the Exchange Ratio shall be fixed at 0.3 shares of IBKC Common Stock to each share of Alliance Common Stock.

1.20 “Financial Statements” – (i) the audited consolidated balance sheets (including related notes and schedules, if any) of a Warrantor as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the respective periods then ended, and (ii) the unaudited consolidated balance sheets of such Warrantor (including related notes and schedules, if any) and related consolidated statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2002.

1.21 “Federal Reserve” – the Board of Governors of the Federal Reserve System.

1.22 “GAAP” – generally accepted accounting principles.

1.23 “IBERIABANK” – IBERIABANK, a Louisiana banking association and a wholly-owned subsidiary of IBKC.

1.24 “IBKC” – IBERIABANK Corporation, a Louisiana corporation.

1.25 “IBKC Common Stock” – the common stock, par value $1.00 per share, of IBKC.

1.26 “IBKC Companies” – collectively, IBKC and all IBKC Subsidiaries.

1.27 “IBKC Subsidiaries” – the Subsidiaries of IBKC, which shall include the IBKC Subsidiaries described in Section 1.44 of this Agreement and any corporation, bank, savings bank, association or other entity that becomes or is acquired as a Subsidiary of IBKC in the future.

1.28 “LBL” – the Louisiana Banking Law.

1.29 “Market Value” – the average of the closing prices of the IBKC Common Stock as reported on the Nasdaq Stock Market on each of the ten (10) trading days ending as of the last trading date immediately preceding the Effective Date.

1.30 “Material Adverse Effect” – with respect to a Warrantor, means any change, effect, event, occurrence or state of facts that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such Warrantor and its Subsidiaries taken as a whole, or (b) materially and adversely affects the ability of the Warrantor to perform its obligations hereunder or materially and adversely affects the timely consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (i) any change, effect, event or occurrence relating to the United States economy or financial or securities in general; (ii) any change, effect, event or occurrence relating to the banking and financial services industry generally, including changes in the prevailing level or interest rates; (iii) any change, effect, event or occurrence relating to the announcement or performance of this Agreement and the transactions contemplated hereby; (iv) with respect to Alliance Bank, any change, effect, event or occurrence resulting from any action or omission taken with the prior consent of IBKC or IBERIABANK; (v) with respect to Alliance Bank, the loss of business derived from WMS LLC, which operates under the name of Wright & Percy Insurance, and its affiliates; (vi) any change in banking, or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities; and (vii) any change in GAAP or regulatory accounting requirements applicable to banks, or their holding companies generally.

1.31 “Merger Agreement” – the Merger Agreement, substantially in the form attached hereto as Exhibit I, providing for the Merger.

1.32 “Merger” – the merger of Alliance Bank with and into IBERIABANK.

1.33 “1933 Act” – the Securities Act of 1933, as amended.

1.34 “1934 Act” – the Securities Exchange Act of 1934, as amended.

1.35 “Person” – any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company or unincorporated association.

1.36 “Proxy Statement” – the proxy statement to be used by Alliance Bank to solicit the approval of its shareholders of the transactions contemplated by this Agreement and the Merger Agreement.

1.37 “Registration Statement” – the Registration Statement on Form S-4 (or other appropriate form) and all amendments and supplements thereto filed with the SEC by IBKC under the 1933 Act in connection with the transactions contemplated by this Agreement and the Merger Agreement.

1.38 “Regulatory Authorities” – collectively, any federal or state banking, insurance, securities or other governmental or regulatory authority whose approval is necessary to consummate the transactions contemplated by this Agreement.

1.39 “SEC” – the United States Securities and Exchange Commission.

1.40 “SEC Documents” – all reports, proxy statements, registration statements and other documents filed by any Warrantor Company pursuant to the Securities Laws.

1.41 “Securities Laws” – the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of the SEC under each of such acts.

1.42 “Severance Pay Plan” – the severance pay plan for eligible displaced employees of IBERIABANK.

1.43 “Shareholders Meeting” – the meeting of the shareholders of Alliance Bank to be held pursuant to Section 7.1(b) of this Agreement, including any adjournments thereof.

1.44 “Subsidiaries” – all those corporations, banks, savings banks, associations and other entities of which the Person in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by such Person; provided, however, there shall not be included any such entity acquired in good faith through foreclosure, or any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity, through a small business investment corporation or otherwise as an investment by an entity that invests in unaffiliated companies in the ordinary course of business.

1.45 “Warrantor” – IBKC or Alliance Bank, as the case may be.

1.46 “Warrantor Common Stock” – the IBKC Common Stock or the Alliance Common Stock, as the context shall require, which shall in this and each of the following cases depend on whether the Warrantor is IBKC or Alliance Bank and will correspond therewith.

1.47 “Warrantor Companies” – the IBKC Companies or the Alliance Companies, as the context shall require.

1.48 “Warrantor Financial Statements” – the Financial Statements of Warrantor.

1.49 “Warrantor Stock Plans” – the IBKC stock option plans or the Alliance Stock Option Plan and the Alliance Stock Purchase Warrants, as the context shall require.

1.50 “Warrantor Subsidiaries” – the Subsidiaries of Warrantor.

Other terms are defined as set forth below.

SECTION II.

CERTAIN TRANSACTIONS AND TERMS OF MERGER

2.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Date, Alliance Bank will be merged with and into IBERIABANK in accordance with the Merger Agreement, the LBL and the BCL.

2.2 Conversion of Alliance Common Stock.

(a) Except for Dissenters’ Shares and as otherwise provided herein, at the Effective Date each outstanding share of Alliance Common Stock will be converted into 0.3 shares of IBKC Common Stock (the “Merger Consideration”).

(b) Shares of Alliance Common Stock that are held by any of the Alliance Companies (other than shares held in a fiduciary capacity other than for any of the Alliance Companies) shall not be considered to be outstanding and shall be cancelled (and not converted) by virtue of the Merger at the Effective Date and without any further action by any party.

(c) If, before the Effective Date, IBKC should split or combine the IBKC Common Stock, or pay a stock dividend in IBKC Common Stock, or otherwise change the IBKC Common Stock into any other securities, or make any other dividend or distribution in respect of the IBKC Common Stock (other than normal cash dividends as the same may be adjusted from time to time in accordance with or not in violation of this Agreement), then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

(d) In lieu of issuing any fractional share of IBKC Common Stock, each holder of Alliance Common Stock who would otherwise be entitled thereto, after aggregating into whole shares all fractional shares of IBKC Common Stock to which such holder is entitled by virtue of the Merger, upon surrender of the certificate(s) which represented Alliance Common Stock, will receive cash equal to such fractional share multiplied by the Market Value.

(e) After the Effective Date, each holder of Alliance Common Stock (other than Dissenters’ Shares), upon surrender of such holder’s Certificates in accordance herewith, will be entitled to receive the shares of IBKC Common Stock and cash into which such holder’s shares have been converted, less any applicable tax withholding. Until then, each Certificate for Alliance Common Stock will represent the number of whole shares of IBKC Common Stock and cash into which the shares of Alliance Common Stock represented thereby were converted, except that IBKC may refuse to pay any dividend or other distribution payable to holders of any unsurrendered Certificate for Alliance Common Stock until surrender or if such dividend or distribution has reverted in full ownership to IBKC under its Articles of Incorporation. Whether or not a Certificate for Alliance Common Stock is surrendered, after the Effective Date it will not represent any interest in any Person other than IBKC.

(f) As soon as practicable after the Effective Date, but in no event later than ten (10) Business Days following the Effective Date, IBKC or the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Alliance Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Section 2.2. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore, as applicable, (i) a certificate representing that number of shares of IBKC Common Stock to which such former holder of Alliance Common Stock shall have become entitled pursuant to this Agreement and the Merger Agreement and (ii) a check representing that amount of cash to which such former holder of Alliance Common Stock shall have become entitled pursuant to this Agreement and the Merger Agreement.

2.3 Alliance Stock Options and Warrants. The Alliance Stock Option Plan and the Alliance Stock Purchase Warrants shall continue in effect but no new additional options or warrants shall be available for grant or award thereunder after the Effective Date, except as provided in Section 6.1(e) hereof. Subsequent to the date hereof, Alliance Bank may agree to accelerate all options previously granted under the Alliance Bank Stock Option Plan which will not vest prior to the Effective Date if the optionee agrees to exercise prior to the Effective Date all options granted to such optionee under that Plan. If any options granted or warrants awarded under such plans are not exercised at the Effective Date, each holder of such options and/or warrants shall have such options and warrants converted into options and warrants respecting the shares of IBKC Common Stock upon the same terms and conditions applicable to such options and warrants immediately prior to the Effective Date, except that the number of shares of IBKC Common Stock subject to options and warrants into which a holder shall have such Alliance Bank options and warrants converted shall be equal to such number of shares of IBKC Common Stock into which the shares of Alliance Common Stock subject to options and warrants would have been converted had such options and warrants for Alliance Common Stock been exercised by the holder at the

Effective Date. Each holder shall pay an aggregate exercise price for the options and warrants to acquire IBKC Common Stock which shall be equal to the exercise price of the options and warrants respecting Alliance Common Stock which have been converted. In the case of any option to which section 424 of the Code, applies by reason of its qualification under section 422 of the Code, the option price, the number of shares issued pursuant to such option and the terms and conditions of exercise of such stock option shall be determined in order to comply with section 424(a) of the Code. IBKC agrees that the IBKC Common Stock underlying such options and warrants shall be registered under federal and, if required, applicable state securities laws as soon as practicable subsequent to the Effective Date. IBKC and Alliance Bank agree that IBKC’s obligation to cumulate dividends under the Alliance Stock Purchase Warrants shall commence as of the Effective Date.

SECTION III.

CLOSING AND EFFECTIVE DATE

3.1 Time and Place of Closing. (a) The Closing will take place on a mutually agreed upon Business Day within forty-five (45) days subsequent to the last of (i) the date that is the required number of days after the date of the order of the Commissioner of Financial Institutions (“Commissioner”) of the State of Louisiana approving the Merger pursuant to the LBL, (ii) the effective date (including expiration of any applicable waiting period) of the order of the final federal or state regulatory agency approving the Merger or the expiration of all required waiting periods after the filing of all required notices to all federal or state regulatory agencies required to consummate the Merger, and (iii) the date on which the shareholders of Alliance Bank approve this Agreement; or such other date as the parties hereto may mutually agree. If all conditions in Section VIII hereof are satisfied, or waived by the party entitled to grant such waiver, at the Closing (i) the parties shall each provide to the others such proof of satisfaction of the conditions in Section VIII as the party whose obligations are conditioned upon such satisfaction may reasonably request, (ii) the certificates, letters and opinions required by Section VIII shall be delivered, (iii) the appropriate officers of the parties shall execute, deliver and acknowledge the Merger Agreement, and (iv) the parties shall take such further action including (without limitation) filing the Merger Agreement as is required to consummate the transactions contemplated by this Agreement and the Merger Agreement.

(b) If on any date established for the Closing all conditions in Section VIII hereof have not been satisfied or waived by each Warrantor entitled to grant such waiver, then either Warrantor, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding ten (10) days, as the declaring Warrantor shall select, but no such delay shall extend beyond the last date set forth in subparagraph (c) of Section 9.1, and no such delay shall interfere with the right of either Warrantor to declare a termination pursuant to Section IX. The place of Closing shall be at the office of IBERIABANK set forth in Section 10.7.

3.2 Effective Date. The Merger shall become effective at such date and time as is specified in the Merger Agreement.

SECTION IV.

MANAGEMENT AND RELATED MATTERS FOLLOWING MERGER

4.1 Board of Directors of IBERIABANK. At the Effective Date, by virtue of the Merger, the Board of Directors of IBERIABANK shall consist of those persons serving as Directors of IBERIABANK immediately prior to the Effective Date.

4.2 Management of IBERIABANK.

(a) At the Effective Date, by virtue of the Merger, the officers of IBERIABANK shall consist of those persons serving as officers of IBERIABANK immediately prior to the Effective Date.

(b) As of the date hereof, IBERIABANK has entered into an agreement with C. Brent McCoy, containing the provisions annexed hereto as Exhibit II, to be effective as of the Effective Date.

4.3 Employees and Benefits.

(a) Prior to the Effective Date, Alliance Bank shall adopt a severance pay plan consistent with the Severance Pay Plan of IBERIABANK.

(b) Alliance Bank is not a party to any employment or severance contracts. No payments or benefits to officers of Alliance Bank in connection with the Merger shall constitute an excess parachute payment under Section 280G of the Code.

(c) As soon as practicable after the Effective Date, the IBKC Companies shall seek to provide the employees of the Alliance Companies who remain employed after the Effective Date (collectively, the “Transferred Bank Employees”) with similar types and levels of employee benefits maintained by the IBKC Companies for their similarly situated employees, based upon functional responsibilities. The Transferred Bank Employees shall be given credit under each employee benefit plan, policy, program and arrangement maintained by the IBKC Companies after the Closing for their service with the Alliance Companies prior to the Closing for all purposes, including severance, vacation and sick leave, including eligibility to participate, vesting, satisfying any waiting periods, evidence of insurability requirements, seniority or the application of any pre-existing condition limitations, other than benefit accrual under a defined benefit plan (as defined in Section 3(35) of ERISA); provided, however, that accrued vacation taken subsequent to the Effective Date may be subject to such limitations as the IBKC Companies may reasonably require.

(d) The IBKC Companies shall make reasonable efforts within the parameters of their health insurance plans to honor any deductible or out-of-pocket expenses incurred under the applicable health insurance plans maintained by the Alliance Companies as of the Effective Date.

4.4 Indemnification and Insurance.

(a) IBERIABANK acknowledges that by virtue of the Merger it will succeed to the indemnification obligations of Alliance Bank under Article VIII of the Articles of Incorporation of Alliance Bank.

(b) IBKC and IBERIABANK will, to the extent permitted by applicable law, indemnify and hold harmless the Alliance Companies, and each of their respective directors, officers, employees and agents, and each controlling Person of Alliance Bank within the meaning of the 1933 Act, against any claims, suits, proceedings, investigations or other actions (“Claims”), and any related losses, damages, costs, expenses, liabilities or judgments, whether joint, several or solidary, insofar as they arise out of or are based upon an untrue statement or alleged untrue statement of a material fact made in the Registration Statement or the Proxy Statement, or an omission or alleged omission therefrom of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and will reimburse each such Person promptly as incurred for legal and other expenses reasonably incurred in connection with investigating or defending any such Claims; provided, that IBKC and IBERIABANK will not be liable to the extent that any such Claim arises out of or is based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished to IBKC and IBERIABANK by any Bank Company or, with respect to any indemnified Person, by that Person.

(c) Any indemnified Person wishing to claim indemnification under Section 4.4, upon learning of any claim, shall notify IBKC and IBERIABANK thereof in writing as promptly as is practicable; provided, however, that failure to so notify IBKC and IBERIABANK shall not relieve IBKC and IBERIABANK from any liability that would otherwise arise under this Section 4.4 except to the extent such failure prejudices IBKC or IBERIABANK. IBKC and IBERIABANK shall have the right to assume the defense thereof and shall not be liable for any expenses subsequently incurred by such indemnified Person in connection with the defense thereof, except that if IBKC and IBERIABANK do not assume or continue to pursue such defense, or counsel for the indemnified Person advises in writing that issues that raise conflicts of interest between IBKC and IBERIABANK and the indemnified Person, then the indemnified Person may retain counsel satisfactory to such Person (and reasonably satisfactory to IBKC) at IBKC’s and IBERIABANK’s expense; provided, however, that (i) IBKC and IBERIABANK shall not be obligated to pay for more than one counsel for all indemnified Persons in any jurisdiction except as may be required due to conflicts of interest; (ii) the indemnified Persons will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such claim; and (iii) IBKC and IBERIABANK shall not be liable for any settlement effected without the prior written consent of IBKC, which consent may be withheld unless such settlement is reasonable in light of such claims, actions, suits, proceedings or investigations against, and defenses available to, such Indemnified Person.

(d) Alliance Bank will, for total premiums not to exceed $20,000, purchase a continuation of its current directors and officers liability insurance for a coverage period of two (2) years after the Merger. IBKC shall purchase a directors and officers liability policy for the period from the second anniversary of the Effective Date until the third anniversary of the Effective Date for a total premium not to exceed $15,000, or IBKC may instead elect to cause Alliance Bank’s directors and executive officers to be named as additional insured under IBKC’s directors and officers’ liability insurance policy for such one-year period.

(e) If IBKC or IBERIABANK or any of their successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other Person or entity and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation, merger or transaction or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any Person or entity, then, and in each such case, proper provisions will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations of IBKC and IBERIABANK set forth in this Agreement.

SECTION V.

REPRESENTATIONS AND WARRANTIES OF IBKC AND ALLIANCE BANK

Each Warrantor hereby represents and warrants to the other Warrantor, to the extent pertaining to itself, its Subsidiaries, and/or its business or affairs, subject to the standard set forth in Section 5.21 hereof, that:

5.1 Organization, Standing, and Authority. Warrantor is a corporation or banking association duly organized, validly existing, and in good standing under the laws of the State of Louisiana, and is duly qualified to do business and in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Warrantor has corporate power and authority to carry on its business as now conducted, to own, lease and operate its assets, properties and business, and to execute and deliver, and to perform its obligations under, this Agreement. IBKC is duly registered as a bank holding company under the BHC Act. Warrantor has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. Alliance Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

5.2 Capital Stock.

(a) The authorized, issued and outstanding capital stock of Warrantor as of the date of this Agreement, the number of shares of Warrantor Common Stock reserved for issuance under the Warrantor Stock Plans as of such date and the number of shares of Warrantor Common Stock that are subject to outstanding options and warrants under such Warrantor Stock Plans as of such date, are set forth in the section of Schedule 5.2 attached hereto that pertains to Warrantor. All of the issued and outstanding shares of capital stock of Warrantor are duly and validly authorized and issued and are fully paid and non-assessable, except, with respect to Alliance Bank, as provided in Louisiana Revised Statutes 6:262. None of the outstanding shares of the capital stock of Warrantor has been issued in violation of any preemptive rights of the current or past shareholders of Warrantor. All of the IBKC Common Stock to be issued in exchange for Alliance Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement and the Merger Agreement, will be duly and validly authorized and fully paid and non-assessable.

(b) Except as set forth in Section 5.2(a), Section 6.1(e) or Schedule 5.2, there are, as of the date of this Agreement and, will be at the Effective Date, no shares of capital stock or other equity securities of Alliance Bank outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Alliance Bank or contracts, commitments, understandings or arrangements by which Alliance Bank is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

5.3 Warrantor Subsidiaries. Schedule 5.3 lists all of the Warrantor Subsidiaries as of the date of this Agreement. IBERIABANK is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. No equity securities of any of the Warrantor Subsidiaries are or may become required to be issued (other than to Warrantor) by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Warrantor Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Warrantor Subsidiary is bound to issue (other than to Warrantor) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. There are no contracts, commitments, understandings or arrangements by which any of the Warrantor Companies is or may be bound to sell or otherwise transfer any shares of the capital stock of any Warrantor Subsidiary, except for a transfer to any of the Warrantor Companies, and there are no contracts, commitments, understandings or arrangements relating to the rights of any Warrantor Company to vote or to dispose of such shares. Except as provided in Louisiana Revised Statutes 6:262, all of the shares of capital stock of each Warrantor Subsidiary held by Warrantor or a Warrantor Subsidiary are fully paid and non-assessable and are owned by Warrantor or a Warrantor Subsidiary free and clear of any claim, lien or encumbrance. Except as set forth on Schedule 5.3, each Warrantor Subsidiary is either a state bank, a corporation, or a limited liability company and is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each Warrantor Subsidiary has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, and has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

5.4 Authority.

(a) The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated herein or therein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Warrantor and IBERIABANK, subject in the case of Alliance Bank, with respect to this Agreement and the Merger Agreement, to the approval of the shareholders of Alliance Bank to the extent required by applicable law. This Agreement and the Merger Agreement, subject to any requisite approval by Alliance Bank’s shareholders hereof and thereof, represent valid and legally binding obligations of Warrantor and IBERIABANK, enforceable against Warrantor and IBERIABANK in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) Neither the execution and delivery of this Agreement or the Merger Agreement by Warrantor or IBERIABANK, nor the consummation by Warrantor or IBERIABANK of the transactions contemplated herein or therein, nor compliance by any Warrantor Company with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of any Warrantor Company, or (ii) except as set forth on Schedule 5.4(b), constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of any of the Warrantor Companies pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, or (iii) subject to receipt of the requisite approvals, authorizations, filings, registrations and notifications referred to in Section 8.5 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Warrantor Companies or any of their properties or assets.

(c) Other than in connection or compliance with the provisions of applicable state corporate and securities laws, the Securities Laws and the rules and regulations thereunder, and other than consents, authorizations, approvals or exemptions required from Regulatory Authorities, no notice to, filing with, authorization of, exemption by or consent or approval of any public body or authority is necessary for the consummation by Warrantor of the Merger and the other transactions contemplated by this Agreement or the Merger Agreement.

(d) The Board of Directors of each of the parties hereto (at a meeting duly called and held prior to the execution of this Agreement) has by requisite vote (i) determined that the Merger is in the best interests of such party and its shareholder(s), (ii) authorized and approved this Agreement, the Merger Agreement, and the transactions contemplated hereby and thereby, including the Merger, and (iii) in the case of Alliance Bank, directed that the Merger be submitted for consideration to Alliance Bank’s shareholders at the Shareholders Meeting.

5.5 Financial Statements; Accounting. Prior to the execution of this Agreement, each Warrantor has delivered to the other Warrantor its Financial Statements as of and for the period ended September 30, 2003, and each Warrantor will promptly deliver when available copies of such Warrantor’s Financial Statements in respect of periods ending after September 30, 2003. Each of the Warrantor Financial Statements (as of the dates thereof and for the periods covered thereby): (i) is (and, in the case of Warrantor Financial Statements in respect of periods ending after September 30, 2003, will be) in accordance with the books and records of the Warrantor Companies, and have been and will continue to be maintained in accordance with GAAP (except as permitted by Regulation S-X of the SEC), in all material respects, and (ii) except as permitted by Regulation S-X of the SEC presents (and, in the case of Warrantor Financial Statements in respect of periods ending after September 30, 2003, will present) fairly the consolidated financial position and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Warrantor Companies as of the dates and for the periods indicated, in all material respects in accordance with GAAP applicable to banks or bank holding companies applied on a basis consistent with prior periods (subject in the case of interim financial statements to normal year-end adjustments).

5.6 Absence of Undisclosed Liabilities. Except as set forth in Schedule 5.6, none of the Warrantor Companies has any obligation or liability (contingent or otherwise) that is material, either individually or in the aggregate, to the financial condition, results of operations or, to the Warrantor Companies’ best knowledge, business prospects of the Warrantor Companies on a consolidated basis, or that when combined with all similar obligations or liabilities would, either individually or in the aggregate, be material to the financial condition, results of operations or, to the Warrantor Companies’ best knowledge, business prospects of the Warrantor Companies on a consolidated basis, except (i) as reflected in the Warrantor Financial Statements delivered prior to the date of this Agreement, (ii) as reflected by this Agreement, or (iii) for commitments and obligations made, or liabilities incurred, since September 30, 2003, in the ordinary course of its business consistent with past practices.

5.7 Tax Matters.

(a) All material federal, state, local and foreign tax returns required to be filed by or on behalf of any of the Warrantor Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired. All taxes shown on filed returns have been paid. There is no audit examination, deficiency, refund litigation or matter in controversy with respect to any taxes, except as reserved against in the Warrantor Financial Statements or as set forth on Schedule 5.7. All taxes, interest, additions and penalties which are material in amount and which are due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for.

(b) Except as set forth on Schedule 5.7, none of the Warrantor Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

(c) Adequate provision for any federal, state, local or foreign taxes due or to become due for any of the Warrantor Companies for any period or periods through and including September 30, 2003 has been made and is reflected in the Warrantor Financial Statements, and will be made through and including the Closing Date.

(d) Deferred taxes of the Warrantor Companies have been provided for in accordance with GAAP.

5.8 Loans, Reserves, and Investments.

(a) All loans, discounts and financing leases in which Warrantor is lessor (collectively, “Credits”) reflected in the Warrantor Financial Statements were, as of the respective dates of such Financial Statements (i) made for adequate consideration in the ordinary course of business, (ii) evidenced by instruments that were true and genuine, and (iii) if secured, secured by valid perfected security interests. Accurate lists of all such Credits of the Alliance Companies and of the investment portfolios of the Alliance Companies as of the date of the latest Financial Statements of Alliance Bank delivered on or prior to the date of this Agreement have been made available to IBERIABANK.

(b) The aggregate allowances for losses on Credits and other real estate and foreclosed assets owned reflected on the latest Warrantor Financial Statement delivered on or prior to the date of this Agreement were, as of the date of such Financial Statements and will be at the Closing date, adequate in accordance with regulatory guidelines and GAAP in all material respects.

5.9 Properties and Insurance. Except as set forth on Schedule 5.9 or as reserved against in the Warrantor Financial Statements, the Warrantor Companies have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equities of any character, to all of the material properties and assets, tangible or intangible, reflected in the Warrantor Financial Statements as being owned by the Warrantor Companies as of the dates thereof. To the knowledge of Warrantor’s management, (a) all buildings and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis and are held under leases or subleases by any of the Warrantor Companies are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought); and (b) the policies of fire, theft, liability, fidelity and other insurance maintained with respect to the assets or businesses of the Warrantor Companies provide adequate coverage against loss.

5.10 Compliance with Laws. Except as set forth in Schedule 5.10, each of the Warrantor Companies:

(a) Is in compliance in all material respects with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to the employees conducting its business;

(b) Has received no notification or communication from any Regulatory Authority (i) threatening to revoke any license, franchise, permit or governmental authorization which is material, either individually or in the aggregate, to the financial condition, results of operations or, to the Warrantor Companies’ best knowledge, business prospects of the Warrantor Companies on a consolidated basis or the ability of Warrantor to consummate the transactions contemplated under this Agreement or the Merger Agreement, under the terms hereof and thereof, or (ii) requiring any of the Warrantor Companies (or any of their officers, directors or controlling Persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy); and

(c) Has complied in all material respects with the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, and has a CRA rating of not less than “satisfactory”.

5.11 Employee Benefit Plans.

(a) (i) Warrantor has delivered or made available to the other Warrantor, prior to the execution of this Agreement, copies of each pension, retirement, profit sharing, supplemental or excess retirement, stock option, stock purchase, savings, employee stock ownership, restricted stock, phantom stock, stock ownership, life insurance, disability, vacation pay, severance pay (including, without limitation change of control or golden parachute arrangements), incentive, deferred compensation, bonus or benefit arrangement, health or hospitalization program, fringe benefit or perquisite arrangement or other similar plan as in effect on the date of this Agreement, including, without limitation, any “employee benefit plan”, as that term is defined in Section 3(3) of ERISA, in respect of any of the present or former directors, officers, employees or independent contractors of, or dependents, spouses or other beneficiaries of any of such directors, officers, employees or independent contractors of, any of the Warrantor Companies (collectively, the “Warrantor Benefit Plans”), and (ii) Alliance Bank has delivered or made available to IBERIABANK, prior to the execution of this Agreement, copies of each employment or consulting agreement as in effect on the date of this Agreement which provides any benefit or perquisites to or in respect of any of the present or former directors or officers of, or dependents, spouses or other beneficiaries of any of such directors or officers of, any of the Alliance Companies, which employment and consulting agreements are, with respect to Alliance Bank, included in the term “Warrantor Benefit Plans” as defined above. Any of the Warrantor Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Warrantor ERISA Plan”. No Warrantor Company has participated in or been a member of, and no Warrantor Benefit Plan is or has been, a multi-employer plan within the meaning of Section 3(37) of ERISA. Except as set forth on Schedule 5.11, the Warrantor Benefit Plans of Alliance Bank and its Subsidiaries are terminable on their terms without penalty or payment except for accrued and vested benefits thereunder.

(b) All Warrantor Benefit Plans comply in all material respects with the applicable provisions of ERISA and the Code, and any other applicable laws, rules and regulations the breach or violation of which could result in a liability, either individually or in the aggregate, material to the financial condition, results of operations or prospects of the Warrantor Companies on a consolidated basis. With respect to the Warrantor Benefit Plans, no event has occurred and, to the best knowledge of Warrantor’s management, there exists no condition or set of circumstances, in connection with which any of the Warrantor Companies could be subject to any liability (except liability for severance payments benefit claims, Pension Benefit Guaranty Corporation premiums, funding obligations payable in the ordinary course. No notice of a “reportable event,” as that term is defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any Warrantor ERISA Plan which is subject to Title IV of ERISA within the 12-month period ending on the date of this Agreement. None of the Warrantor Companies has provided, or is required to provide, security to any Warrantor ERISA Plan which is subject to Title IV of ERISA pursuant to Section 401(a)(20) of the Code.

(c) Except as set forth on Schedule 5.11, no Warrantor ERISA Plan which is subject to Title IV of ERISA has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of each such plan exceeds the plan’s “benefit liabilities,” as that term is defined in

Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated as of the date of this Agreement in accordance with all applicable legal requirements.

5.12 Material Contracts.

(a) Except as set forth on Schedule 5.12(a), none of the IBKC Companies, nor any of their respective assets, businesses or operations, as of the date of this Agreement, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case would be required to be filed as an exhibit to a Form 10-K filed by IBKC as of the date of this Agreement that was not filed as an exhibit to the most recent Form 10-K filed by IBKC or any Form 10-Q filed subsequent to the filing of such Form 10-K (each such contract, agreement or amendment, and “IBKC Material Contract”). No IBKC Company is in default under any IBKC Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(b) Schedule 5.12(b) lists each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) as to which any Alliance Company is a party to or bound by. No Alliance Company is in default under any such material contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

5.13 Legal Proceedings. Except as set forth on Schedule 5.13, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of Warrantor’s management, threatened against any of the Warrantor Companies, or affecting any property, asset, interest or right of any of them.

5.14 Absence of Certain Changes or Events. Since September 30, 2003, the Warrantor Companies, taken as a whole on a consolidated basis, have not suffered any change in any respect that has had or is likely to have a Material Adverse Effect.

5.15 Reports. Since December 31, 2000 or, with respect to each Warrantor Subsidiary, the date of its acquisition by Warrantor if later than December 31, 2000, each of the Warrantor Companies has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Federal Reserve, (iii) the Federal Deposit Insurance Corporation, and (iv) any applicable state banking, insurance, securities or other regulatory authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading.

5.16 Statements True and Correct. None of the information supplied or to be supplied by Warrantor for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, and (iii) any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when first mailed to the shareholders of Alliance Bank, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. All documents that Warrantor is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby or by the Merger Agreement will comply in all material respects with the provisions of applicable law including applicable provisions of the Securities Laws.

5.17 Environmental Matters.

(a) To the best knowledge of Warrantor’s management, Warrantor and each Warrantor Subsidiary (for purposes of this Section 5.17, the term “Warrantor Subsidiary” shall include small business investment corporations and entities that invest in unaffiliated companies in the ordinary course of business in which Warrantor owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by Warrantor), the Participation Facilities, the Loan Properties and the Trust Properties (each as defined below) are, and have been, in compliance with all applicable laws, rules, regulations and standards, and all requirements of the United States Environmental Protection Agency (“EPA”) and of state and local agencies with jurisdiction over pollution or protection of health or the environment.

(b) To the best knowledge of Warrantor’s management, there is no suit, claim, action or proceeding, pending or threatened, before any court, governmental agency, board or other forum pursuant to which Warrantor or any of the Warrantor Subsidiaries or any Loan Property, Participation Facility or Trust Property (or in respect of such Loan Property, Participation Facility or Trust Property) has been or, with respect to threatened proceedings may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule or regulation or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at or on any site owned (including as trustee), leased or operated by it or any of its subsidiaries or any Loan Property, Participation Facility or Trust Property.

(c) To the best knowledge of Warrantor’s management, there is no reasonable basis for any suit, claim, action or proceeding of a type described in Section 5.17(b).

(d) During the period of (i) Warrantor’s or any of the Warrantor Subsidiaries’ ownership (including as trustee) or operation of any of their respective current properties, (ii) Warrantor’s or any of the Warrantor Subsidiaries’ participation in the management of any Participation Facility, (iii) Warrantor’s or any of the Warrantor Subsidiaries’ holding of a security interest in a Loan Property, or (iv) Warrantor or any of the Warrantor Subsidiaries acting as a trustee or fiduciary with respect to a Trust Property, to the best knowledge of Warrantor’s management, there has been no release of Hazardous Material or oil in, on, under or affecting such property, Participation Facility, Loan Property or Trust Property. Prior to the period of (w) Warrantor’s or any of the Warrantor Subsidiaries’ ownership (including as trustee) or operation of any of their respective current properties, (x) Warrantor’s or any of the Warrantor Subsidiaries’ participation in the management of any Participation Facility, (y) Warrantor’s or any of the Warrantor Subsidiaries acting as trustee or other fiduciary with respect to Trust Property, or (z) Warrantor’s or any of the Warrantor Subsidiaries’ holding of a security interest in a Loan Property, to the best knowledge of Warrantor’s management, there was no release of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility, Loan Property or Trust Property.

(e) The following definitions apply for purposes of this Section 5.17: (i) “Loan Property” means any property in which Warrantor (or a Warrantor Subsidiary) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (ii) “Participation Facility” means any property in which Warrantor (or a Warrantor Subsidiary) participates in the management of such property and, where required by the context, includes the owner or operator of such property, but only with respect of such property; (iii) “Trust Property” means any property with respect to which Warrantor (or a Warrantor Subsidiary) acts or has acted as a trustee or other fiduciary, directly or indirectly, and includes any trust or similar legal vehicle that owns or controls (or that owned or controlled) such property and, where required by the context, includes the trustee or other fiduciary, but only with respect to such property; and (iv) “Hazardous Material” means any pollutant, contaminant or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar federal, state or local law.

5.18 Knowledge as to Conditions. On the date of this Agreement, Warrantor knows of no reason why the approvals, authorizations, filings, registrations and notices contemplated by Section 8.5 should not be obtained without the imposition of any material and adverse condition or restriction or why the accountants’ letters referred to in Section 8.7 or the Tax Opinion referred to in Section 7.3 cannot be obtained.

5.19 Labor Matters. Neither Warrantor nor any of the Warrantor Companies is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Warrantor or any of the Warrantor Companies the subject of any proceeding asserting that Warrantor or any Warrantor Company has committed an unfair labor practice or seeking to compel Warrantor or any Warrantor Company to bargain with any labor union or labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving Warrantor or any of the Warrantor Companies pending or threatened.

5.20 Fairness Opinion. Alliance Bank has delivered to IBERIABANK a copy of the opinion Alliance Bank has received from Alliance Bank’s financial advisor, dated the date of this Agreement, to the effect that the Merger Consideration is fair to Alliance Bank’s shareholders from a financial point of view.

5.21 Materiality. No representation or warranty by a Warrantor contained in this Section V shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section V, as applicable, there is or is reasonably likely to be a Material Adverse Effect, except that the representatives and warranties in Sections 5.1, 5.2 and 5.4 shall be true and correct in all respects. Alliance Bank’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with this Agreement or a written request of IBERIABANK or IBKC.

SECTION VI.

COVENANTS AND AGREEMENTS

Each of the parties to this Agreement hereby covenants and agrees with the other parties as follows:

6.1 Conduct of Business—Negative Covenants. From the date of this Agreement until the earlier of the Effective Date or until the termination of this Agreement, Alliance Bank will not do, or agree or commit to do, and will cause each of its Subsidiaries not to do or agree to commit to do, any of the following without the prior written consent of a duly authorized officer of IBKC or IBERIABANK, which consent will not be unreasonably withheld:

(a) Amend its articles of incorporation or by-laws, or

(b) Impose, or suffer the imposition, on any share of stock held by it or by one of its Subsidiaries, of any material lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist, or

(c) Repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or any securities convertible into any shares of its capital stock, or

(d) Except as expressly contemplated by this Agreement, acquire direct or indirect control over any corporation, association, firm or organization, other than in connection with (i) internal reorganizations or consolidations involving existing Subsidiaries, (ii) good faith foreclosures in the ordinary course of business, (iii) acquisitions of control by a banking Subsidiary in a bona fide fiduciary capacity, (iv) investments made by small business investment corporations or by Subsidiaries that invest in unaffiliated companies in the ordinary course of business, or (v) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, or

(e) Except as set forth on Schedule 6.1, sell or otherwise dispose of, or permit any of its Subsidiaries to sell or otherwise dispose of: (i) any shares of capital stock of any Alliance Company, except for (A) shares of Alliance Common Stock sold or otherwise transferred to IBKC or any of its Subsidiaries or shares which may be issued upon the exercise and otherwise under the terms of any of the 143,550 stock options and warrants outstanding under the Alliance Stock Option Plan and the Alliance Stock Purchase Warrants on the date hereof, and (B) the grant of warrants (which shall vest over a three-year period) to purchase 6,500 shares of Alliance Common Stock to each current director of Alliance Bank who previously has not been awarded a Stock Purchase Warrant; (ii) any substantial part of the assets or earning power of any of Alliance Company; or (iii) any asset other than in the ordinary course of business for reasonable and adequate consideration, or

(f) Adjust, split, combine, or reclassify any capital stock of any Bank Company or issue or authorize the issuance of any other securities in respect of or in substitution for Alliance Common Stock, or

(g) Except as set forth on Schedule 6.1, incur, or permit any of its Subsidiaries to incur, any additional material debt obligation or other material obligation for borrowed money (other than (i) in replacement of existing short-term debt with other short-term debt, (ii) financing of banking related Subsidiary activities consistent with past practices, (iii) indebtedness of any of its Companies to another of its Companies or (iv) indebtedness of any of the Alliance Companies to any of their respective affiliates), except in the ordinary course of its business and the business of its Subsidiaries consistent with past practices (and such ordinary course of business shall include, but shall not be limited to, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements), or

(h) Grant any increase in compensation or benefits to its employees or to its officers or employees; pay any bonus not in accordance with Schedule 6.1 or as set forth below, enter into any severance agreements with any of its directors or officers or the directors or officers of any of its Subsidiaries; grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors, or effect any change in retirement benefits for any class of its employees or officers (unless such change is required by applicable law or, in the opinion of counsel, is necessary or advisable to maintain the tax qualification of any plan under which the retirement benefits are provided) that would increase the retirement benefit liabilities of the Alliance Companies on a consolidated basis, except that Alliance Bank may (A) continue to accrue a year-end bonus to employees (at the rate accrued through September 30, 2003) through December 31, 2003 (the “Year-End Bonus”) and (B) accrue up to an additional $30,000 as a success bonus to key employees (the “Success Bonus”). At the Closing, Alliance Bank shall designate employees eligible to receive the Year-End Bonus. The Year-End Bonus shall be awarded by IBERIABANK only to Transferred Bank Employees who continue to be IBERIABANK employees as of the award date or who previously qualified for severance pay under the Severance Pay Plan. Such award shall be made upon the earlier of (i) conversion of Alliance Bank’s processing systems or (ii) February 28, 2004, or upon another mutually agreed upon date. The Success Bonus shall be distributed to Transferred Bank Employees within ninety (90) days after such conversion in amounts to be mutually agreed upon by IBERIABANK and Alliance Bank’s former Chief Executive Officer. The obligation to pay such bonuses and other additional compensation to former Alliance Bank employees shall be assumed by IBERIABANK in the Merger.

(i) Except as contemplated by this Agreement, or any of the agreements, documents or instruments contemplated hereby, or as set forth on Schedule 6.1, amend any existing employment, severance or similar contract between it or any of its Subsidiaries (unless such amendment is required by law), or enter into any new such contract with, any person, or

(j) Except as contemplated by this Agreement or any of the agreements, documents or instruments contemplated hereby, or set forth in Schedule 6.1, adopt any new employee benefit plan of any Alliance

Company or make any material change in or to any existing employee benefit plan of any Alliance Company, other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan.

6.2 Conduct of Business—Affirmative Covenants. Unless the prior written consent of the other Warrantor shall have been obtained, except as otherwise contemplated or permitted hereby or as set forth on Schedule 6.2, each Warrantor shall and shall cause its Subsidiaries to operate its business only in the ordinary course of business of such Warrantor and its Subsidiaries consistent with past practices, to preserve intact its business organizations and assets and maintain its rights and franchises, and to take no action which would (i) adversely affect the ability of any of them to obtain any necessary approvals of Regulatory Authorities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 8.5 of this Agreement, (ii) adversely affect the ability of such Warrantor to perform its obligations under this Agreement and the Merger Agreement, or (iii) cause or permit a breach of any of its covenants or cause or permit any representation or warranty of it to become untrue in any material respect, as if each such representation and warranty were continuously made from the date hereof. Alliance Bank shall use its best efforts to complete on a timely basis its office construction at 3700 Essen Lane, Baton Rouge, Louisiana in accordance with current plans, and in connection therewith shall provide IBERIABANK with periodic updates (not less frequent than monthly) of the progress of such construction. IBERIABANK shall have complete access, at reasonable times and with prior notice to Alliance Bank, to the construction facility and final approval of the construction plans, which approval shall not be unreasonably withheld.

6.3 Adverse Changes in Condition. Each Warrantor shall give written notice promptly to the other Warrantor concerning (i) any event which has had, or is reasonably likely to have, a Material Adverse Effect on such Warrantor, or (ii) the occurrence or impending occurrence of any event or circumstance known to such Warrantor which would cause or constitute a material breach of any of the representations, warranties or covenants of such Warrantor or any of the Warrantor Companies contained herein or that would reasonably be expected to materially and adversely affect the timely consummation of the transactions contemplated hereby or under the Merger Agreement. Each Warrantor shall use its reasonable best efforts to prevent or to promptly remedy the same.

6.4 Investigation and Confidentiality.

(a) Prior to the Effective Date, each Warrantor will keep the other Warrantor promptly advised of all material developments relevant to its business and to the consummation of the Merger and may make or cause to be made such investigation, if any, of the business, properties, operations and financial and legal condition of the other Warrantor and its Subsidiaries as such Warrantor reasonably deems necessary or advisable to familiarize itself and its advisors with such business, properties, operations and condition, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Each Warrantor agrees to furnish the other Warrantor and the other Warrantor’s respective advisors with such financial and operating data and other information with respect to its business, properties and employees as the other Warrantor shall from time to time reasonably request. No investigation by one Warrantor shall affect the representations and warranties of the other Warrantor and, subject to Section 9.3 of this Agreement, each such representation and warranty shall survive any such investigation. Each Warrantor agrees to furnish the other Warrantor with all information necessary to expedite pre-conversion planning and implementation. Each Warrantor shall maintain the confidentiality of all confidential information furnished to it by the other Warrantor in accordance with the terms of the confidentiality agreement dated June 20, 2002 between the Warrantors (the “Confidentiality Agreement”).

(b) Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party to this Agreement (and each employee, representative, or other agent of such party) may (i) consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of the transaction and (ii) disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure. For this purpose, “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transaction and does not include information relating to the identity of the parties.

6.5 Reports. Each Warrantor shall, and shall cause its Subsidiaries to, file all reports required to be filed by such Warrantor Company with any Regulatory Authority, and shall deliver to the other Warrantor copies of all such reports promptly after the same are filed.

6.6 Dividends. From the date of this Agreement to the earlier of the Effective Date or the termination of this Agreement, Alliance Bank will not declare or pay any dividend or other distribution to its shareholders.

6.7 Capital Stock. Except as otherwise contemplated by this Agreement (including Section 6.1(e) hereof), or as set forth on Schedule 6.7, without the prior written consent of IBKC or IBERIABANK, from the date of this Agreement to the earlier of the Effective Date or the termination of this Agreement, Alliance Bank shall not, and shall not enter into any agreement to, issue, sell, or otherwise permit to become outstanding any additional shares of Alliance Common Stock or any other capital stock of Alliance Bank, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock.

6.8 Agreement of Affiliates. Alliance Bank shall deliver to IBKC, no later than thirty (30) days after the date of this Agreement, a letter identifying each person whom it reasonably believes is an “affiliate” of Alliance Bank for purposes of Rule 145 under the 1933 Act. Thereafter and until the Effective Date, Alliance Bank shall identify to IBKC each additional person whom Alliance Bank reasonably believes to have thereafter become an “affiliate”. Alliance Bank shall use its best efforts to cause each person who is identified as an “affiliate” of Alliance Bank pursuant to the two (2) immediately preceding sentences to deliver to IBKC, prior to the Effective Date, a written agreement, substantially in the form of Exhibit III.

6.9 Certain Actions.

(a) Each Warrantor agrees that, from the date of this Agreement until the earlier of the Effective Date or the termination of this Agreement, neither it nor any of its Subsidiaries or affiliates, nor any of the officers and directors of it or its Subsidiaries or affiliates shall, and that it shall cause its and its Subsidiaries’ and affiliates’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any Acquisition Proposal, (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

(b) Each Warrantor agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal informing them that the Board of Directors no longer seeks the making of any Acquisition Proposals.

(c) Each Warrantor agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 6.9.

(d) Notwithstanding the provisions of Section 6.9(a) above, if any Person after the date of this Agreement submits to Alliance Bank’s Board of Directors an unsolicited, bona fide, written Acquisition Proposal, and Alliance Bank’s Board of Directors reasonably determines in good faith, after receipt of advice from outside legal counsel that the failure to engage in discussions with such Person concerning such Acquisition Proposal would likely cause Alliance Bank’s Board of Directors to breach its fiduciary duties to Alliance Bank and its shareholders, and after consultation with a nationally recognized financial advisor, then, in such case, (i) Alliance Bank may (A) furnish information about its business to such Person under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such Person, provided that Alliance Bank must contemporaneously furnish to IBKC all such non-public information furnished to such Person and (B) negotiate and participate in discussions and negotiations with such Person; and (ii) if Alliance Bank’s Board of Directors determines that such an Acquisition Proposal is a Superior Proposal (defined below), Alliance Bank’s Board of Directors may (subject to the provisions of this Section 6.9) (A) withdraw or adversely modify its approval or recommendation of the Merger and recommend such Superior Proposal or (B) terminate this Agreement, in each case, (i) at any time after five (5) Business Days following IBKC’c receipt of written notice (a “Notice of Superior Proposal”) advising IBKC that Alliance Bank’s Board of Directors has received a Superior Proposal, identifying the Person submitting the Superior Proposal, specifying the material terms and conditions of such Superior Proposal and enclosing a copy of the Acquisition Proposal, and (ii) subject to IBKC’s Right of First Refusal (defined below). In the event IBKC elects not to exercise the Right of First Refusal, Alliance Bank shall provide IBKC with a final written notice of acceptance before accepting any Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash (not subject to a financing contingency) and/or securities, and otherwise on terms which Alliance Bank’s Board of Directors determines (based on the written advice of a financial advisor of nationally recognized reputation) are more favorable to Alliance Bank’s shareholders (in their capacities as shareholders) from financial point of view than the Merger after giving effect to the provisions of Section 9.2 (or other revised proposal submitted by IBKC). For the purposes of this Section 6.9(d), an Acquisition Proposal shall be “bona fide” if the Board of Directors of Alliance Bank reasonably determines that the Person submitting such Acquisition Proposal is reasonably certain to consummate such Acquisition Proposal on the terms proposed.

(e) IBKC shall have the right for five (5) Business Days after receipt of Notice of Superior Proposal to submit an Acquisition Proposal on terms not less favorable to Alliance Bank than the terms of the Superior Proposal, which right of IBKC shall be paramount to the rights of the Person submitting the Superior Proposal (“Right of First Refusal”). If IBKC fails to exercise such Right of First Refusal within the time herein specified, Alliance Bank shall be at liberty to accept the Superior Proposal, subject to the obligations of Alliance Bank pursuant to Section 9.2 hereof.

6.10 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement and its fiduciary duties under applicable law, each Warrantor agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby. Each Warrantor shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement. This Section 6.10 shall not require either Warrantor to waive any condition to such Warrantor’s obligation to consummate the Merger.

6.11 Operating Functions. The Alliance Companies will cooperate with IBERIABANK in connection with planning for the efficient and orderly combination of the parties and the operation of Alliance Bank after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Date.

6.12 Issuance of IBKC Stock. IBKC shall, prior to the Closing, take such action as is required to permit the issuance of the IBKC Common Stock issuable to the shareholders of Alliance Bank pursuant to the Merger, and to permit such stock to be approved for listing and quotation on the NASDAQ Stock Market.

6.13 Shareholder Support Commitments. Alliance Bank has delivered, or will deliver, to IBERIABANK Shareholder Support Commitments from the directors and executive officers of Alliance Bank.

6.14 Alliance Bank Deposits. From the date hereof until the Effective Date, Alliance Bank shall consult with IBERIABANK in establishing the rates paid by Alliance Bank on its deposit accounts.

SECTION VII.

ADDITIONAL AGREEMENTS

7.1 Registration Statement; Shareholder Approval.

(a) The Warrantors shall cooperate in the preparation of the Registration Statement. IBKC shall, as soon as practicable, file the Registration Statement with the SEC, and the Warrantors shall use their best efforts to cause the Registration Statement to become effective under the 1933 Act. IBKC will take, and Alliance Bank will cooperate with IBKC in connection with, any action required to be taken under the applicable state Blue Sky or securities laws in connection with the issuance of shares of IBKC Common Stock upon consummation of the Merger. Each Warrantor shall furnish all information concerning it and the holders of its capital stock as the other Warrantor may reasonably request in connection with such action.

(b) Alliance Bank shall call a Shareholders Meeting to be held as soon as reasonably practicable after the Registration Statement becomes effective for the purpose of considering and voting upon the Merger. In connection with the Shareholders Meeting, (i) Alliance Bank shall mail the Proxy Statement to its shareholders, (ii) each Warrantor shall furnish to the other Warrantor all information concerning it and its Subsidiaries that the other Warrantor may reasonably request in connection with the Proxy Statement, (iii) the Board of Directors of Alliance Bank shall, subject to its fiduciary duties under applicable law, recommend to its shareholders the approval of this Agreement and the Merger Agreement and cause Alliance Bank to use its best efforts to obtain such shareholder approval.

7.2 Filings with the State Offices. Promptly following, or contemporaneous with, the Closing, the parties to this Agreement will cause the Merger Agreement to be filed with the Commissioner, and will cause to be made all such other filings as are required by the LBL and BCL.

7.3 Tax Opinion. The Warrantors agree to use their reasonable efforts to obtain a written opinion of a mutually agreed upon tax advisor, addressed to the Warrantors and reasonably satisfactory to their respective counsel, dated the date of the Closing, subject to customary representations and assumptions, and substantially to the effect that:

(i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and IBKC, IBERIABANK and Alliance Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code,

(ii) no gain or loss will be recognized by IBKC, IBERIABANK or Alliance Bank as a result of the Merger,

(iii) a shareholder of Alliance Bank who receives IBKC Common Stock in exchange for all of his or her shares of Alliance Common Stock generally will recognize gain, but not loss, to the extent of the lesser of: (1) the excess, if any, of (a) the sum of the aggregate fair market value of the IBKC Common Stock received (including any fractional share of IBKC Common Stock deemed to be received and exchanged for cash) and the amount of cash received (including any cash received in lieu of a fractional share of IBKC Common Stock) over (b) the shareholder’s aggregate tax basis in the shares of Alliance Common Stock exchanged in the Merger; and (2) the amount of cash received,

(iv) the aggregate tax basis of the IBKC Common Stock received by shareholders of Alliance Bank who exchange all of their Alliance Common Stock in the Merger will equal such shareholder’s aggregate tax basis in the shares of Alliance Common Stock being exchanged, reduced by any amount allocable to a fractioned share interest of IBKC Common Stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any recognized by such shareholder in the Merger, and

(v) the holding period of the shares of IBKC Common Stock received in the Merger will include the period during which the shares of Alliance Common Stock surrendered in exchange therefor were held, provided such shares of Alliance Common Stock were held as capital assets at the Effective Date.

7.4 Press Releases. Prior to the Effective Date, IBKC shall be solely responsible for the form, substance and timing of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that (i) prior to any public announcement, IBKC shall consult with Alliance Bank as to the form and substance of any such press release or other public disclosure; (ii) nothing in this Section 7.4 shall be deemed to prohibit Alliance Bank from making any communication with its shareholders, following consultation with IBKC regarding the substance of any such communication; and (iii) nothing in this Section 7.4 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

7.5 Applications. The Warrantors shall, and shall cause their Subsidiaries to, prepare and file applications with the appropriate Regulatory Authorities seeking the approvals necessary to consummate the transactions contemplated by this Agreement. The Warrantors shall provide copies of all such filings to each other within two business days after such filings are made and shall promptly inform each other of all substantive regulatory contacts concerning the transactions contemplated by this Agreement.

7.6 Medical Claims. Alliance Bank will use its best efforts to cause its employees to submit all bills and receipts representing claims for reimbursement of medical expenses incurred prior to the Effective Date.

7.7 401(k) Plan. Upon IBKC’s request, Alliance Bank shall terminate its participation in any 401(k) Plan no later than the last Business Day prior to the Effective Date.

SECTION VIII.

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

The obligation of each Warrantor to consummate the Merger (or, in the case of IBKC, to cause IBERIABANK to consummate the Merger) is subject to the satisfaction of each of the following conditions, unless waived by such party pursuant to Section 10.5 of this Agreement:

8.1 Representations and Warranties. The representations and warranties of the other Warrantor set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the time of the Closing with the same effect as though all such representations and warranties had been made on and as of the time of the Closing, in each case subject to the standard set forth in Section 5.21 hereof, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date or (ii) as expressly contemplated or permitted by this Agreement.

8.2 Performance of Agreements and Covenants. Each and all of the agreements and covenants of the other Warrantor to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the time of the Closing shall have been duly performed and complied with by it in all material respects.

8.3 Certificates. Each Warrantor shall have delivered to the other Warrantor a certificate, dated as of the time of the Closing and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 8.1 and Section 8.2 of this Agreement with respect to it have been satisfied, all in such reasonable detail as the other Warrantor shall request.

8.4 Shareholder Approval. The shareholders of Alliance Bank shall have approved this Agreement, the Merger Agreement, the Merger and the consummation of the transactions contemplated hereby and thereby, as and to the extent required by law and by the provisions of the governing instruments of Alliance Bank, and Alliance Bank shall have furnished to IBERIABANK certified copies of resolutions duly adopted by its shareholders evidencing the same. Holders of not more than 10% of the outstanding Alliance Common Stock shall have exercised statutory rights of dissent and appraisal pursuant to the LBL and BCL.

8.5 Consents and Approvals. All material approvals and authorizations of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and for the prevention of any termination of any material right, privilege, license or agreement of any Warrantor Company shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. Any approval obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall not contain any non-standard term or condition which in the reasonable judgment of the Board of Directors of either Warrantor so materially and adversely affects the economic or business assumptions of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger. To the extent that any lease, license, loan or financing agreement or other contract or agreement to which any Warrantor Company is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not, following the Merger, have a Material Adverse Effect on such Warrantor.

8.6 Legal Proceedings. No Warrantor shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of any of the transactions contemplated by this Agreement.

8.7 Accountants’ Letters. Each Warrantor shall have received “comfort” letters from the other Warrantor’s independent public accountants dated, respectively, within three days prior to the mailing of the Proxy Statement and the Closing Date, in form and substance as are usual and customary for comfort letters of this type.

8.8 Tax Matters. Each Warrantor shall have received the tax opinion addressed to it referred to in Section 7.3 of this Agreement.

8.9 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

8.10 Simultaneous Transactions. The Closing shall have occurred and the other Warrantor shall have executed all documents and taken all such other action as is necessary to effectuate the Merger other than filing the Merger Agreement as referred to in Section 7.2, and the other Warrantor shall have irrevocably authorized its agents to make such filing in its behalf.

8.11 Legal Opinions. Each Warrantor shall have received an opinion from counsel for the other Warrantor, dated as of the Effective Date, with respect to such matters and in such form as shall be agreed upon between counsel for each Warrantor. As to matters involving the application of Louisiana law, and to the extent reasonably satisfactory in form and scope to counsel for the other Warrantor, such counsel may rely on the opinions of other counsel, provided that copies of such opinions are delivered to the other Warrantor.

SECTION IX.

TERMINATION

9.1 Termination. Notwithstanding any other provision of this Agreement or the Merger Agreement and notwithstanding the approval of this Agreement and the Merger Agreement by the shareholders of Alliance Bank, this Agreement and the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) By mutual consent of the Boards of Directors of the Warrantors; or

(b) By the Board of Directors of either Warrantor in the event of a material breach by the other Warrantor of any representation, warranty, covenant or agreement of such other Warrantor contained herein which would result in the failure to satisfy the closing condition set forth in Section 8.1 or 8.2 of this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of a written notice to the breaching Warrantor of such material breach; or

(c) By the Board of Directors of either Warrantor in the event that the Merger shall not have been consummated within nine (9) months after the date of this Agreement; except that if on such date required regulatory approval has not been obtained, and IBKC is not otherwise in breach of this Agreement, IBKC may extend such date one or more times but not beyond fifteen (15) months after the date of this Agreement; or

(d) By the Board of Directors of either Warrantor in the event any approval of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such Regulatory Authority or if any such action taken by such Regulatory Authority is not appealed within the time limit for appeal; or

(e) By the Board of Directors of IBKC, in the event any such approval of any Regulatory Authority is conditioned upon the satisfaction of any condition or requirement that, in the reasonable opinion of IBKC, would so materially adversely affect its business or the economic benefits of the Merger as to render consummation of the Merger inadvisable or unduly burdensome, and the time period for appeals and request for reconsideration has run; or

(f) By the Board of Directors of either Warrantor, if the shareholders of Alliance Bank fail to approve this Agreement, the Merger Agreement and the Merger, and the consummation of the transactions contemplated hereby and thereby at the Shareholders Meeting; or

(g) By the Board of Directors of either Warrantor in the event that any of the conditions precedent to the obligations of such Warrantor to consummate the Merger cannot be satisfied or fulfilled within nine (9) months after the date of this Agreement (other than required regulatory or shareholder approval and other than by reason of a breach by the Warrantor seeking to terminate); or

(h) By the Board of Directors of either Warrantor in the event of the acquisition, by any person or group of persons, of beneficial ownership of 25% or more of the outstanding shares of Common Stock of the other Warrantor (the terms “person”, “group” and “beneficial ownership” having the meanings assigned thereto in Section 13(d) of the 1934 Act and the regulations promulgated thereunder); or

(i) By the Board of Directors of IBKC if the Board of Directors of Alliance Bank shall or shall have resolved to withdraw, modify or change its recommendation to Alliance Bank’s shareholders of this Agreement, the Merger Agreement or the Merger, or recommend any Acquisition Transaction other than the Merger; or

(j) By the Board of Directors of either Warrantor if the other Warrantor has experienced or is reasonably likely to experience a Material Adverse Effect, which is not remedied or cured within thirty (30) days after notice of intention to terminate is given by the Warrantor invoking this Section 9.1(j), which notice shall specify the nature of the matter or matters constituting such Material Adverse Effect and which are the basis of such intention; provided that the right to terminate that is specified in such notice of intention shall itself terminate unless notice of termination is given by such Warrantor within 15 days following the end of such remedial or curative period; or

(k) By the Board of Directors of Alliance Bank, pursuant to Section 6.9(d).

9.2 Effect of Termination.

(a) In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 of this Agreement, this Agreement shall become void and have no effect and the parties hereto will be relieved of all obligations and liabilities under this Agreement, except that: (i) the provisions of Sections IX and X hereof shall survive any such termination and abandonment; (ii) a termination pursuant to Section 9.1(b) of this Agreement shall not relieve a breaching Warrantor from liability for any breach giving rise to such termination and the provisions of Section 9.2(d) or (e), as applicable; and (iii) each Warrantor shall remain obligated under, and liable for any breach of, any of the provisions of this Agreement that survive its termination.

(b) In the event this Agreement is terminated by IBKC pursuant to subsection (b), (f), (h) or (i) of Section 9.1 or by Alliance Bank pursuant to Section 9.1(k), and within two (2) years after the date of such termination Alliance Bank, without IBKC’s prior written consent, accepts an Acquisition Proposal, then Alliance Bank shall pay IBKC $700,000 not later than the fifth Business Day following the date Alliance Bank accepts such Acquisition Proposal.

(c) In the event this Agreement is terminated by Alliance Bank pursuant to Section 9.1(b) and within two (2) years after the date of such termination IBKC, without Alliance Bank’s prior written consent, makes an Acquisition Proposal, then IBKC shall pay Alliance Bank $700,000 not later than the fifth Business Day following the date IBKC makes such Acquisition Proposal.

(d) In the event this Agreement is terminated as a result of IBKC’s or IBERIABANK’s failure to satisfy any of their representations, warranties or covenants set forth herein, IBKC shall reimburse Alliance Bank for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $50,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

(e) In the event this Agreement is terminated as a result of Alliance Bank’s failure to satisfy any of its representations, warranties or covenants set forth herein, Alliance Bank shall reimburse IBKC and IBERIABANK for their reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $50,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

9.3 Survival of Representations, Warranties and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Warrantors shall not survive the Effective Date, except for this Section 9.3, Section 2.3 and Section IV of this Agreement, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive any Warrantor (or any director, officer or controlling Person thereof) of any defense in law or equity which otherwise would be available against the claims of any Person, including, without limitation, any shareholder or former shareholder of any Warrantor, the aforesaid representations, warranties and covenants being material inducements to consummation by the Warrantors of the transactions contemplated hereby.

SECTION X.

MISCELLANEOUS

10.1 Expenses.

(a) Each of the parties hereto shall bear and pay all costs and expenses, incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel; provided that each Warrantor agrees to pay one-half of the printing and mailing costs in connection with delivery of the Proxy Statement to the shareholders of Alliance Bank.

(b) Final settlement with respect to payment of fees and expenses by the parties hereto shall be made within thirty (30) days of the termination of this Agreement.

10.2 Brokers and Finders. Except as set forth on Schedule 10.2, each Warrantor represents and warrants that neither it nor any of its officers, directors, employees, affiliates or Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon its representing or being retained by or allegedly representing or being retained by any Warrantor, such Warrantor agrees to indemnify and hold the other Warrantor harmless of and from such claim.

10.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement, including the exhibits hereto, the Merger Agreement and the Confidentiality Agreement contain the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and thereunder, and such agreements supersede all prior arrangements or understanding with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement except for (i) the rights of shareholders of Alliance Bank to receive the Merger Consideration following the Effective Date and (ii) the provisions of Section 4.4, which shall inure to the benefit of and be enforceable by the Persons referenced therein.

10.4 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Boards of Directors of such parties; provided, however, that the provisions of this Agreement relating to the manner or basis in which shares of Alliance Common Stock will be exchanged for IBKC Common Stock shall not be amended after the Shareholders Meeting without the requisite approval of the holders of the issued and outstanding shares of Alliance Common Stock entitled to vote thereon. The parties hereto may, without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or the Merger Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby or thereby. Alliance Bank agrees to take such reasonable actions requested by IBERIABANK as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is an IBKC Company) the transactions contemplated hereby, provided that such modification shall not change the manner or basis in which shares of Alliance Common Stock will be exchanged for IBKC Common Stock or abrogate the covenants and other agreements contained in this Agreement.

10.5 Waivers. Prior to or at the Effective Date, each party hereto, acting through its Board of Directors or chief executive officer or other authorized officer, shall, as to such party’s rights hereunder, have the right (i) to waive any default in the performance of any term of this Agreement by any other party, (ii) to waive or extend the time for the compliance or fulfillment by any other party of any and all of its obligations under this Agreement, and (iii) to waive any or all of the conditions precedent to the obligations of such party under this Agreement.

10.6 No Assignment. No party hereto may assign any of its rights or obligations under this Agreement to any other Persons, without the express written consent of the other parties and any such purported assignment without such requisite consent shall be null and void.

10.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission or by registered or certified mail, postage pre-paid, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to IBKC and/or IBERIABANK:

IBERIABANK Corporation

IBERIABANK

200 West Congress Street

Lafayette, LA 70501

Attention: Daryl G. Byrd

With a copy to:

Edward B. Crosland, Jr., Esq.

Cozen O’Connor

1667 K Street, N.W.

Washington, D.C. 20006

If to Alliance Bank:

Alliance Bank of Baton Rouge

3700 Essen Lane

Baton Rouge, LA 70809

Attention: C. Brent McCoy

With a copy to:

Robert C. Schwartz, Esq.

Smith, Gambrell & Russell, LLP

Suite 3100, Promenade II

1230 Peachtree Street, N.E.

Atlanta, GA 30309

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without regard to the conflict of laws principles thereof.

10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

10.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

In Witness Whereof, each of the parties to this Agreement has caused this Agreement to be executed on its behalf and attested by officers thereunto duly authorized all as of the day and year first above written.

IBERIABANK CORPORATION

By:	/s/ Daryl G. Byrd

Daryl G. Byrd President and Chief Executive Officer

IBERIABANK

By:	/s/ Daryl G. Byrd

Daryl G. Byrd President and Chief Executive Officer

ALLIANCE BANK OF BATON ROUGE

By:	/s/ C. Brent McCoy

C. Brent McCoy President, Chief Executive Officer and Chairman of the Board

EXHIBIT 1

MERGER AGREEMENT

between

ALLIANCE BANK OF BATON ROUGE

and

IBERIABANK

This Merger Agreement (“Agreement”) is dated as of                     , between Alliance Bank of Baton Rouge, a banking association organized and existing under the laws of the State of Louisiana (“Alliance Bank”), and IBERIABANK, a banking association organized and existing under the laws of the State of Louisiana, and joined in by IBERIABANK Corporation (“IBKC”), a Louisiana corporation, and provides for the merger (“Merger”) of Alliance Bank with and into IBERIABANK.

WHEREAS, a majority of the boards of directors of each of Alliance Bank and IBERIABANK have approved this Agreement and have authorized the execution hereof, and the board of directors of IBKC, of which IBERIABANK is a wholly owned subsidiary, has approved this Agreement authorizing IBKC to join in and be bound by this Agreement; and

WHEREAS, Alliance Bank, IBERIABANK, and IBKC have entered into an Agreement and Plan of Merger dated as of November 17, 2003 (“Agreement and Plan”) which contemplates the Merger provided for by this Agreement;

IT IS, THEREFORE AGREED, as follows:

NAME. The name of the bank resulting from the Merger shall be “IBERIABANK”.

MERGER – TERMS AND CONDITIONS. The terms and conditions of the Merger are:

Applicable Law. On the Effective Date (as defined in section 5(f) hereof), Alliance Bank shall be merged with and into IBERIABANK (herein referred to as the “Surviving Bank” whenever reference is made to it as of the time of the Merger or thereafter). The Merger shall be undertaken pursuant to the provisions of, and with the effect provided in, the Louisiana Banking Law, as amended, and to the extent not covered thereby, the Louisiana Business Corporation Law and federal law. The offices and facilities of Alliance Bank and of IBERIABANK shall become the offices and facilities of the Surviving Bank.

Corporate Existence. On the Effective Date, the corporate existence of Alliance Bank and of IBERIABANK shall, as provided in the Louisiana Banking Law, be merged into and continued in the Surviving Bank, and the Surviving Bank shall be deemed to be the same corporation as Alliance Bank and IBERIABANK.

Effect of the Merger. At the Effective Date, the Merger shall have all the effects provided by the Louisiana Banking Law.

CONVERSION OF BANK SHARES. The manner and basis of converting all of the shares of common stock, par value $5.00 per share, of Alliance Bank (“Alliance Common Stock”) held by shareholders of Alliance Bank into shares of common, par value $1.00 per share, of IBKC (“IBKC Common Stock”) and of converting shares of common stock, par value $1.00 per share, of IBERIABANK (“IBERIABANK Common Stock”) shall be as follows:

Conversion of Alliance Common Stock.

On the Effective Date, each share of Alliance Common Stock outstanding and held by Alliance Bank’s shareholders shall be converted into three-tenths (0.3) of a share of IBKC Common Stock

Alliance Bank’s 1999 Stock Option Plan reserving up to 72,105 shares of Alliance Common Stock for issuance upon exercise of stock options granted thereunder (the “Option Plan”) and Stock Purchase Warrants to purchase up to 84,000 shares of Alliance Common Stock (the “Warrants”) shall continue in effect but no new additional options or warrants shall be available for grant or award thereunder after the Effective Date. If any options granted under the Option Plan (the “Options”) or Warrants awarded are not exercised at the Effective Date of the Merger, each holder of such Options and/or Warrants shall have such Options and Warrants converted into options and warrants respecting the shares of IBKC Common Stock upon the same terms and conditions applicable to such Options and Warrants immediately prior to the Effective Date, except that the number of shares of IBKC Common Stock subject to options and warrants into which a holder shall have such Alliance Bank Options and Warrants converted shall be equal to such number of shares of IBKC Common Stock into which the shares of Alliance Common Stock subject to Options and Warrants would have been converted had such Options and Warrants for Alliance Common Stock been exercised by the holders at the Effective Date. Each holder shall pay an aggregate exercise price for the options and warrants to acquire IBKC Common Stock which shall be equal to the exercise price of the Options and Warrants respecting Alliance Common Stock which have been converted. In the case of any Option to which section 424 of the Internal Revenue Code of 1986, as amended (the “Code”), applies by reason of its qualification under section 422 of the Code, the option price, the number of shares issued pursuant to such Option and the terms and conditions of exercise of such Option shall be determined in order to comply with section 424(a) of the Code. The IBKC Common Stock underlying such options and warrants shall be registered under federal and, if required, applicable state securities laws.

Surrender of Alliance Common Stock. After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Alliance Common Stock who is entitled to receive IBKC Common Stock shall be entitled, upon surrender to IBKC of their certificate or certificates representing shares of Alliance Common Stock, to receive in exchange therefor a certificate or certificates representing the number of whole shares of IBKC Common Stock into and for which the shares of Alliance Common Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Alliance Common Stock and which is to be converted into IBKC Common Stock shall for all purposes evidence ownership of IBKC Common Stock into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such IBKC Common Stock shall be made until the certificates theretofore representing shares of Alliance Common Stock shall have been properly tendered.

Fractional Shares. No fractional shares of IBKC Common Stock shall be issued, and each holder of shares of Alliance Common Stock having a fractional interest arising upon the conversion of such shares into shares of IBKC Common Stock shall, at the time of surrender of the certificates theretofore representing Alliance Common Stock, be paid by IBKC an amount in cash equal to the fair market value of such fractional share, which fair market value shall be determined by the average of the closing prices of the IBKC Common Stock as reported by Automated Quotation System of the National Association of Securities Dealers, Inc., National Market System (“Nasdaq”), on each of the 10 trading days ending as of the last trading day immediately preceding the Effective Date.

Adjustments. In the event that prior to the Effective Date IBKC Common Stock shall be recapitalized or reclassified or IBKC shall effect any stock dividend, stock split, or reverse stock split of the IBKC Common

Stock, an appropriate and proportionate adjustment shall be made in the manner of shares of IBKC Common Stock into which the Alliance Common Stock shall be converted.

IBERIABANK Common Stock. The shares of IBERIABANK Common Stock issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Surviving Bank.

Dissenting Rights. Any shareholder of Alliance Bank who has complied with the applicable procedures of the Louisiana Banking Law, relating to rights of dissenting shareholders, shall be entitled to receive payment of the fair cash value of such shareholder’s Alliance Common Stock if the Merger is effected, upon approval by less than eighty percent (80%) of Alliance Bank’s total voting power.

ARTICLES OF INCORPORATION AND BYLAWS. On the Effective Date, the Articles of Incorporation and Bylaws of the Surviving Bank shall be the Articles of Incorporation and Bylaws of IBERIABANK as they exist immediately before the Effective Date.

ADDITIONAL TERMS OF MERGER.

Surviving Bank’s Officers and Board. The board of directors and the officers of the Surviving Bank on the Effective Date shall consist of those persons serving in such capacities of IBERIABANK on the Effective Date.

Shareholder Approval. This Agreement shall be submitted to the shareholders of Alliance Bank and of IBERIABANK at meetings called to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in the Agreement and Plan. Upon approval by the requisite votes of the shareholders of Alliance Bank and of IBERIABANK as required by applicable law, the fact of such shareholder approval shall be certified hereon by the Secretaries of Alliance Bank and IBERIABANK, then this Agreement shall be signed and acknowledged by the President of each of the merging banks.

Modification and Amendment. At any time before the Effective Date (notwithstanding any shareholder approval that may have already been given), the parties hereto may, to the extent permitted by and as provided in the Agreement and Plan, modify, amend or supplement any term or provision of this Agreement.

Termination. This Agreement may be terminated at any time prior to the Effective Date whether before or after action thereon by the shareholders of Alliance Bank and IBERIABANK pursuant to Section 9.1 of the Agreement and Plan.

Further Acts. If, at any time after the Effective Date, the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record in the Surviving Bank title to and possession of any property or right of Alliance Bank or IBERIABANK, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, Alliance Bank or IBERIABANK and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Surviving Bank and otherwise to carry out the purposes of this Agreement; and Alliance Bank and its officers and directors shall be deemed to have granted to the proper officers and directors of the Surviving Bank an irrevocable power of attorney to do any such act, and the proper officers of the Surviving Bank are fully authorized in the name of Alliance Bank to take any and all such action.

Effective Date. Subject to the terms of all requirements of law and the conditions specified in this Agreement and the Agreement and Plan, including receipt of the approval of the Commissioner of Financial Institutions (“Commissioner”) of the State of Louisiana, the Merger shall become effective when this Agreement has been recorded by the Commissioner as of the time of filing with the Commissioner (such time being herein called the “Effective Date”). Thereafter, a certified copy of the Certificate of Merger issued by the Commissioner, together with a certified copy of this Agreement, shall be filed for record in the Office of the Recorder of Mortgages in East Baton Rouge Parish and in the Office of the Recorder of Conveyances of each parish in which Alliance Bank has immovable property.

IN WITNESS WHEREOF, this Agreement has been executed by a majority of the respective directors of each of the merging banks, as of the day and year first above written.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Section 83 of the Louisiana Business Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation) if such action arises out of the fact that he is or was a director, officer, employee or agent of the corporation and he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provisions of Section 83 are not exclusive, but no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

Article 8 of the registrant’s articles of incorporation provides for mandatory indemnification for current and former directors and officers to the full extent permitted by Louisiana law.

The registrant maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

Item 21.    Exhibits and Financial Statement Schedules

(a)  Exhibits

The following Exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1	Agreement and Plan of Merger (incorporated by reference to Appendix B to the proxy statement/prospectus)

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001)

3.2	Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001)

5*	Opinion of Cozen O’Connor

8	Opinion of Castaing, Hussey & Lolan, LLC on certain tax matters

23.1	Consent of Castaing, Hussey & Lolan, LLC

23.2	Consent of Cozen O’Connor (included in Exhibit 5)

23.3	Consent of T. Stephen Johnson & Associates, Inc.

23.4	Consent of Independent Auditors

24*	Powers of Attorney of directors of the registrant

99.1	Form of Proxy of Alliance Bank

*	Previously filed.

Item 22.    Undertakings

The undersigned Registrant hereby undertakes as follows:

(1)  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(2)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(3)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(4)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6)  That, for the purpose of determining any liability under the Securities Act of 1933 each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(8)  That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in response to Item 20 of this Registration Statement, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lafayette, State of Louisiana on the 12th day of January, 2004.

IBERIABANK CORPORATION

By:	/s/ DARYL G. BYRD
Daryl G. Byrd President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DARYL G. BYRD Daryl G. Byrd	President, Chief Executive Officer and Director (Principal Executive Officer)	January 12, 2004

/s/ MARILYN W. BURCH Marilyn W. Burch	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 12, 2004

* William H. Fenstermaker	Chairman of the Board and Director	January 12, 2004

* Elaine D. Abell	Director	January 12, 2004

* Harry V. Barton, Jr.	Director	January 12, 2004

* Ernest P. Breaux, Jr.	Director	January 12, 2004

* John N. Casbon	Director	January 12, 2004

* Larrey G. Mouton	Director	January 12, 2004

* Jefferson G. Parker	Director	January 12, 2004

* O. Miles Pollard	Director	January 12, 2004

Signature	Title	Date

* E. Stewart Shea III	Director	January 12, 2004

*By:	/s/ DARYL G. BYRD
Attorney-in-Fact

The following Exhibits are filed as part of this Registration Statement:

Exhibit No.		Description

2.1		Agreement and Plan of Merger (incorporated by reference to Appendix B to the proxy statement/prospectus)

3.1		Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001)

3.2		Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001)

5	*	Opinion of Cozen O’Connor

8		Opinion of Castaing, Hussey & Lolan, LLC on certain tax matters

23.1		Consent of Castaing, Hussey & Lolan, LLC

23.2		Consent of Cozen O’Connor (included in Exhibit 5)

23.3		Consent of T. Stephen Johnson & Associates, Inc.

23.4		Consent of Independent Auditors

24	*	Powers of Attorney of directors of the registrant

99.1		Form of Proxy of Alliance Bank

* Previously Filed.